Exhibit 2.1

Execution Version

4 MARCH 2019

(1)	BIOGEN SWITZERLAND HOLDINGS GMBH

(2)	TUNGSTEN BIDCO LIMITED

(3)	NIGHTSTAR THERAPEUTICS PLC

IMPLEMENTATION AGREEMENT

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

Canary Wharf

London E14 5DS

TABLE OF CONTENTS

1.	INTERPRETATION	1
2.	CASH CONSIDERATION	17
3.	INDICATIVE TIMETABLE	18
4.	CONDITIONS	18
5.	IMPLEMENTATION OF THE ACQUISITION	21
6.	DOCUMENTATION, INFORMATION AND UNDERTAKINGS	23
7.	COMPANY SHARE PLANS	27
8.	ANNOUNCEMENT	27
9.	RESPONSIBILITY FOR INFORMATION AND STANDARDS OF CARE	27
10.	CONDUCT PENDING COMPLETION OF THE ACQUISITION	28
11.	REPRESENTATIONS AND WARRANTIES	35
12.	TERMINATION	56
13.	COMPENSATORY PAYMENT	58
14.	FEES, COSTS, PAYMENTS AND TRANSFER TAXES	59
15.	REMEDIES AND WAIVERS	60
16.	INVALIDITY	61
17.	NOTICES	61
18.	ENTIRE AGREEMENT; SEVERANCE	63
19.	GENERAL; NO THIRD PARTY RIGHTS	63
20.	GOVERNING LAW	64
21.	AGENTS FOR SERVICE OF PROCESS	64
22.	OBLIGATION OF BIDDER	65
23.	NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES	65
SCHEDULE I INDICATIVE TIMETABLE
SCHEDULE II ANNOUNCEMENT
SCHEDULE III COMPANY SHARE PLANS
EXHIBIT 1
SCHEDULE IV APPLICATION OF THE CODE IN THE EVENT OF A TAKEOVER OFFER
SCHEDULE V DISCLOSURE SCHEDULES

i

THIS AGREEMENT is made on 4 March 2019.

AMONG:

(1)

BIOGEN SWITZERLAND HOLDINGS GMBH, a limited liability company incorporated in Switzerland with registered number CHE-334.372.642 and whose registered office is at Neuhofstrasse 30, 6340 Baar, Switzerland (“Bidder”);

(2)

TUNGSTEN BIDCO LIMITED, a limited liability company incorporated in England and Wales with registered number 11852085 and whose registered office is at 70 Norden Road, Maidenhead, Berkshire, SL6 4AY (“Bidco” and together with Bidder, the “Acquirers”); and

(3)

NIGHTSTAR THERAPEUTICS PLC, a public limited company incorporated in England and Wales (registered number 10852952, whose registered office is at 9-10 Midford Place, London W1T 5BJ, United Kingdom (the “Company”),

together referred to as the “parties” and each as a “party” to this agreement (the “Agreement”).

WHEREAS:

(A)	The parties each desire the Acquisition of the Company by Bidco.

(B)	The Company Directors intend to recommend the Acquisition to the Company Shareholders.

(C)

The parties have agreed that the Acquisition will be implemented by means of a scheme of arrangement under Part 26 of the Act, although Bidder may, in the circumstances and subject to the conditions set out in this Agreement, elect to implement the Acquisition by means of a Takeover Offer.

(D)	The Scheme will result in Bidco acquiring the entire issued and to be issued share capital of the Company (other than the Excluded Shares).

(E)	The parties have agreed to take certain steps to implement the Acquisition and wish to enter into this Agreement to record their respective obligations relating to such matters.

IT IS AGREED:

1.	Interpretation

1.1	In this Agreement, its Recitals and Schedules, each of the following expressions shall have the following meaning:

“2017 Equity Incentive Plan”	the equity incentive plan approved by the Company in September 2017 whereby the Company was initially authorised to issue a total of 1,500,000 ordinary shares as incentives to the Company’s employees, directors and other service providers, including pursuant to sub-plans thereunder;

“Acceptable Confidentiality Agreement”	any customary confidentiality agreement that: (i) contains provisions that are not, in the aggregate, less favourable to the Company than those contained in the Confidentiality Agreement; and (ii) does not prohibit the Company from providing any information to Bidder in accordance with Clause 10.2;

“Acquisition”	the acquisition by Bidder and/or Bidco of the entire issued and to be issued share capital of the Company (other than the Excluded Shares) for the Consideration, to be effected in accordance with this Agreement by means of the Scheme or, in the event that Bidder elects to proceed with such acquisition by way of a Takeover Offer in accordance with the terms of this Agreement, a Takeover Offer, and shall, in any case, where the context so requires, include any subsequent revision, variation, extension or renewal thereof as agreed by the parties in writing;

“Acquisition Proposal”	any inquiry, proposal or offer from any person (other than Bidder or Bidco) relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) 20% or more (based on the fair market value thereof, as reasonably determined by the Company Board) of the assets (including share capital of the Company’s subsidiaries) of the Company and its subsidiaries, taken as a whole, or (B) shares carrying 20% or more of the aggregate voting power and economic rights of the Company or (ii) any takeover offer, exchange offer, merger, consolidation, business combination, recapitalisation, liquidation, dissolution, share exchange or similar transaction involving the Company that, if consummated, would result in any person (or the shareholders of any person) owning, directly or indirectly, shares carrying 20% or more of the aggregate voting power and economic rights of the Company or the resulting direct or indirect parent of the Company, other than, in each case, the Acquisition;

“Act”	the UK Companies Act 2006 (including the schedules thereto);

“Action”	any legal, arbitral, administrative, regulatory or other action, charge, complaint, litigation, inquiry, audit, examination, investigation or proceedings;

“Advisers”	in relation to the Acquirers, Ropes & Gray and, in relation to the Company, Skadden, including (unless the context requires otherwise) partners in and directors, members and employees of such advisers;

“ADS”	an American Depositary Share representing one Company Share;

“Affiliate”	with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person (as used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise);

“Agent”	has the meaning given to it in Clause 21.1;

“Agreed Form”	in relation to any document, such document in the terms agreed among the parties as at the date of this Agreement, subject to any further changes as the parties may agree from time to time;

“Agreed Switch”	has the meaning given to it in Clause 5.7;

“Announcement”	the press announcement of an intention to proceed with the Acquisition, in the Agreed Form as set out in Schedule II;

“Anti-Corruption Laws”	the US Foreign Corrupt Practices Act of 1977, as amended, the US Anti-Kickback Act of 1986, as amended, the UK Bribery Act of 2012, the Anti-Bribery Laws of the People’s Republic of China and the Organisation for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any applicable Law of similar effect, and the related regulations and published interpretations thereunder;

“Articles”	the articles of association of the Company;

“Awards”	any grant of Company Shares or the right to receive, subscribe for or otherwise acquire one or more Company Shares under a Company Share Plan, including any award or grant of Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units or other Share Based Awards, in each case, as defined in the 2017 Equity Incentive Plan and any other restricted share awards that are subject to the terms of a Vesting Agreement (excluding the Deferred Shares);

“Benefit Plan”	means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and each other employment, consulting, cash, equity or equity-based incentive, commission, pension, retirement, termination, severance, deferred compensation, health, welfare, paid time-off, compensation, benefit or similar plan, scheme, program, policy, agreement or arrangement that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its subsidiaries or with respect to which the Company or any of its subsidiaries has any Liability, without regard to whether participation in, or contribution to, such plan, scheme, program, policy, agreement or arrangement is required by Law;

“Bidco Directors”	the directors of Bidco from time to time;

“Bidder Appointees”	has the meaning given to it in Paragraph 1.3 of Schedule IV;

“Bidder Directors”	the directors of Bidder from time to time;

“Bidder Group”	Bidder and its subsidiaries and subsidiary undertakings from time to time (which, for the avoidance of doubt, shall exclude the Company or any other member of the Company Group);

“Bidder Information”	has the meaning given to it in Clauses 6.1 and 6.7;

“Bidder Material Adverse Effect”	a material adverse effect on Bidder’s ability to consummate the Acquisition;

“Bidder Offer Documents”	has the meaning given to it in Clause 6.7;

“Business Day”	a day (other than Saturday, Sunday or a public holiday) on which banks in the City of London and New York City are open for business generally;

“Cash Consideration”	has the meaning given to it in Clause 2.1;

“Change of Control Payment”	has the meaning given to it in Clause 11.1.18

“Circular”	the circular to be issued by the Company to the Company Shareholders setting out, among other things, the terms and conditions of the Acquisition and the notice of the Court Meeting and the General Meeting, which also constitutes a proxy statement prepared in accordance with Section 14(a) of the Exchange Act;

“Clearances”	the merger control, competition and regulatory approvals, consents, clearances, permissions, waivers and “no objection” statements referred to in the Conditions;

“Code”	the City Code on Takeovers and Mergers (including the General Principles therein and the Appendices thereto), as from time to time amended and interpreted by the Panel or by the Code Committee or the Code Expert pursuant to the terms of this Agreement or as otherwise agreed by the parties in writing;

“Code Application Proposal”	has the meaning given to it in Paragraph 1.11 of Schedule IV;

“Code Committee”	the committee established pursuant to Paragraph 1.3 of Schedule IV;

“Code Expert”	the independent expert appointed as such pursuant to Paragraph 1.10 of Schedule IV;

“Code Expert Prescribed Remedy”	has the meaning given to it in Paragraph 1.18 of Schedule IV;

“Code Question”	has the meaning given to it in Paragraph 1.10 of Schedule IV;

“Code Ruling”	has the meaning given to it in Paragraph 1.12 of Schedule IV;

“Company Adverse Change Recommendation”	has the meaning given to it in Clause 10.3.1(a);

“Company Appointees”	has the meaning given to it in Paragraph 1.3 of Schedule IV;

“Company Board”	the board of directors of the Company from time to time;

“Company Board Recommendation”	the unanimous recommendation of the Company Directors to the Company Shareholders to vote in favour of the Resolutions at the Court Meeting and the General Meeting (or, in the Announcement, the statement of their intention to make such recommendation);

“Company Intellectual Property Rights”	any and all Intellectual Property Rights (i) owned or purported to be owned by the Company or any of its Affiliates or (ii) licensed, or for which rights are otherwise granted or held for use, to the Company or any of its Affiliates by a third party, including, but not limited to, the Licensed Intellectual Property Rights, the Owned Intellectual Property Rights, the Product Intellectual Property Rights, the Licensed Registered IP and the Owned Registered IP;

“Company Directors”	the directors of the Company from time to time;

“Company Group”	the Company and its subsidiaries and subsidiary undertakings from time to time;

“Company Material Adverse Effect”

any state of facts, condition, development, circumstance, change, effect or event occurring on or after the date hereof which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on:

(i) the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company Group, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect:

(A) changes in general economic conditions, or changes in securities, credit or other financial markets, in the United States or the UK, or conditions generally affecting the pharmaceutical or biotechnology industries;

(B) acts of war, sabotage or terrorism or natural disasters or public health crises involving the United States or the UK;

(C) changes of applicable Law or GAAP or the interpretation thereof;

(D) any event arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with any change in, any applicable Law or GAAP (or interpretations of any applicable Law or GAAP), provided that such change is not at the Company’s discretion in a manner inconsistent with past practice;

(E) the announcement, pendency or consummation of this Agreement and the Acquisition, including the identity of, or the effect of any fact or circumstance relating to, Bidder or any of its Affiliates or any communication by Bidder or any of its Affiliates regarding plans, proposals or projections with respect to the Company or its employees;

(F) the direct or indirect effects of:

(1) any breach by Bidder or Bidco of the terms of this Agreement;

(2) any action that Bidder or Bidco directs the Company to take in writing or to which Bidder or Bidco specifically consents in writing pursuant to this Agreement; or

(3) any action specifically required to be taken by the Company, or the failure of the Company to take any action that the Company is specifically prohibited by the terms of the Agreement from taking, to the extent Bidder fails to give its timely consent thereto after a written request therefor pursuant to Clause 10.1;

(G) any failure of the Company to meet any internal or public projections, forecasts, estimates of earnings or revenues,

except,

(1) in the case of clauses (A), (B), (C) and (D), to the extent such changes or events disproportionately affect the Company relative to other participants in the industry in which the Company operates; and

(2) the exceptions set forth in this clause (G) shall not prevent or otherwise affect a determination that any fact, change, event, occurrence or effect underlying, or that may have contributed to, such decline or failure has resulted in or contributed to a Company Material Adverse Effect;

(H) the results of the Company’s XIRIUS trial in NSR-RPGR; or

(ii) the ability of the Company to consummate the Acquisition on or before the Long Stop Date;

“Company SEC Documents”	has the meaning given to it in Clause 11.1.9(a);

“Company Securities”	has the meaning given to it in Clause 11.1.8(c);

“Company Share Plans”	the 2017 Equity Incentive Plan and the Vesting Agreements;

“Company Shareholders”	holders of the Company Shares from time to time;

“Company Shares”	ordinary shares of the Company with a par value of GBP 0.01 each; provided that, for the avoidance of doubt, “Company Shares” include ordinary shares of the Company represented by ADSs;

“Compensatory Payment”	has the meaning given to it in Clause 13.1;

“Competition Law”	any applicable Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolisation, restraint of trade or lessening of competition through merger or acquisition;

“Concert Party”	means Bidder Directors and Bidco Directors;

“Conditions”	the conditions to completion of the Acquisition set out in Appendix I to the Announcement;

“Confidentiality Agreement”	the confidentiality agreement entered into by Biogen Inc. and the Company on December 21, 2018;

“Consideration”	USD 25.50 in cash for each Company Share (other than the Excluded Shares);

“Contract”	with respect to any person, any legally binding contract, agreement, lease, sublease, license, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument or other arrangement, whether written or oral, express or implied, to which such person is a party or by which such person or such person’s properties or assets are bound;

“Court”	the High Court of Justice in England and Wales;

“Court Hearing”	the hearing by the Court of the petition to sanction the Scheme (and to grant the Court Order);

“Court Meeting”	the meeting of Company Shareholders (and any adjournment, postponement or reconvention thereof) to be convened by order of the Court pursuant to section 896 of the Act in order for the Company Shareholders to consider, and if thought fit approve, the Scheme;

“Court Order”	the order of the Court sanctioning the Scheme under section 899 of the Act;

“D&O Indemnified Parties”	has the meaning given to it in Clause 6.6.1;

“Defaulting Party”	has the meaning given to it in Paragraph 1.18 of Schedule IV;

“Deferred Shares”	the restricted shares in the Company which are subject to reverse vesting pursuant to the Vesting Agreements, and which have been deferred pursuant to the terms thereof, and will be repurchased by the Company for a total payment of £0.01 to the holder of such Deferred Shares prior to the Effective Date;

“Depositary”	Citibank, N.A.;

“Deposit Agreement”	means the agreement dated September 27, 2017 between the Company, the Depositary and the holders from time to time of ADSs issued thereunder;

“Determination Notice”	has the meaning given to it in Clause 10.3.2;

“Effective Date”

the date upon which:

(i)  the Scheme becomes effective in accordance with its terms; or

(ii)   if Bidder elects in accordance with the terms of this Agreement to implement the Acquisition by way of a Takeover Offer, the date that the Takeover Offer becomes or is declared unconditional in all respects;

“Employees”	the employees and other service providers (including executive directors) of the Company;

“Environmental Law”	any applicable Law relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials;

“Environmental Permit”	any Permit that is required by a Governmental Authority under any Environmental Law and necessary to the operation of the business of the Company Group;

“ERISA”	the U.S. Employee Retirement Income Security Act of 1974, as amended;

“Exchange Act”	the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Excluded Shares”	(i) any Company Shares legally or beneficially held by Bidder or any of its subsidiary undertakings; (ii) any Treasury Shares; and (iii) any Deferred Shares;

“FDA”	the US Food and Drug Administration;

“Federal Health Care Program”	has the meaning given to it in Clause 11.1.13(g);

“Financial Adviser”	in relation to Bidder, Goldman Sachs & Co. and, in relation to the Company, Centerview Partners LLC, including (unless the context otherwise requires) directors, officers and employees thereof;

“GAAP”	has the meaning given to it in Clause 11.1.9;

“General Meeting”	the general meeting of the Company Shareholders (including any adjournment, postponement or reconvention thereof) to be convened in connection with the Scheme in order for the Company Shareholders to consider, and if thought fit approve, certain matters in connection with the Scheme and the Acquisition, notice of which is to be set out in the Circular (including any adjournment, postponement or reconvention thereof);

“Governmental Authority”	any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, centre, organisation, unit or body and any court, arbitrator or other tribunal;

“Hazardous Materials”	any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mould, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste;

“Health Authority”	the Governmental Authorities which administer Health Laws including the FDA, the European Medicines Agency (EMA) and other equivalent agencies in any jurisdiction;

“Health Law”	any applicable Law of any Governmental Authority (including multi-country organisations) the purpose of which is to ensure the safety, efficacy and quality of medicinal and pharmaceutical products by regulating the research, development, manufacturing, processing, importation, exportation, marketing, advertising, labelling, storage, pricing and distribution of these products, including applicable Law relating to good laboratory practices, good clinical practices, investigational use, product marketing authorisation, manufacturing facilities compliance and approval, good manufacturing practices, labelling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports;

“Health Submissions”	has the meaning given to it in Clause 11.1.13;

“HIPAA”	collectively: (a) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), including its implementing rules and regulations with respect to privacy, security of health information, and transactions and code sets; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); (c) the Omnibus Rule effective March 26, 2013 (78 Fed. Rg. 5566), and other implementing rules regulations at 45 CFR Parts 160 and 164; and (d) any federal, state and local laws regulating the privacy and/or security of individually identifiable information, in each case, as the same may be amended, modified or supplemented from time to time;

“Indebtedness”	any and all (i) indebtedness for borrowed money, whether current or funded, secured or unsecured, including that evidenced by notes, bonds, debentures or other similar instruments (and including all outstanding principal, prepayment premiums, if any, and accrued interest, fees and expenses related thereto), (ii) amounts owed with respect to drawn letters of credit, (iii) cash overdrafts, (iv) net obligations in respect of interest rate, currency or commodity swaps, collars, caps, hedges, futures Contract, forward Contract, options or other derivative instruments or arrangements, (v) obligations under conditional sale, title retention or similar agreements or arrangements creating an obligation with respect to the deferred purchase price of property, services, securities or assets with respect to which the Company Group is liable, primarily or secondarily, absolutely, contingently or otherwise, including all Company Group notes and “earn-out” payments, and (vi) indebtedness secured by an Encumbrance on the Company Group’s assets or properties and (vii) outstanding guarantees of obligations of the type described in (i) through (iii) above;

“Indicative Timetable”	the indicative timetable set out in Schedule I;

“Intellectual Property Rights”	all rights, title, and interests in and to all intellectual property rights of every kind and nature however denominated, throughout the world, including: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolised by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (v) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (vi) rights of publicity, privacy, and rights to personal information, (vi) moral rights and rights of attribution and integrity, (vii) domain names and social media accounts and handles, (viii) all applications and registrations for the foregoing, and (ix) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof;

“Internal Revenue Code”	the U.S. Internal Revenue Code of 1986, as amended;

“IT Assets”	computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or licensed or leased by the Company pursuant to any written agreement (excluding any public networks);

“knowledge”	with respect to the Company, any matter within the knowledge, information or belief of any of David Fellows, Senthil Sundaram, Tuyen Ong and Bryan Yoon, following due inquiry, and with respect to Bidder and Bidco, any matter within the knowledge, information or belief of Daniel Karp following due inquiry;

“Law”	any federal, state, local, municipal, foreign or other law, statute, constitution, resolution, ordinance, common law, code, edict, decree, guidance, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority or the Nasdaq Global Select Market;

“Leased Real Property”	the real property that is leased or subleased by the Company and its subsidiaries;

“Liability”	any direct or indirect debt, liability, obligation, commitment, guaranty, claim, loss, damage, deficiency, fine, cost or expense of any kind or nature (in each case, including interest thereon), whether relating to payment, performance or otherwise, known or unknown, asserted or unasserted, fixed, absolute or contingent, joint or several, accrued or unaccrued, secured or unsecured, disclosed or undisclosed, liquidated or unliquidated, due or to become due, or determined, determinable or otherwise, asserted or not asserted, vested or unvested, or executory, whenever or however arising (including, whether or not required to be reflected or reserved against on the financial statements of the relevant person under GAAP if applicable);

“Licensed Intellectual Property Rights”	any and all Intellectual Property Rights, other than off-the-shelf commercially available software generally available on non-discriminatory pricing terms, owned by a third party and licensed or sublicensed to the Company or any of its Affiliates and related to a Product Candidate, or for which the Company or any of its Affiliates has obtained a covenant not to be sued related to a Product Candidate, including all Licensed Registered Intellectual Property Rights;

“Licensed Registered IP”	has the meaning given to it in Clause 11.1.16;

“Lien”	any mortgage, deed of trust, hypothecation, lien, license, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of any property or asset, whether voluntarily incurred or arising by operation of law or otherwise, including any agreement to give or grant any of the foregoing. For the purposes of this Agreement, a person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital or other lease or other title retention agreement relating to such property or asset;

“Long Stop Date”	4 September 2019 or such later date as Bidder and the Company may agree in writing;

“Matching Acquisition Proposal”	has the meaning given to it in Clause 10.3.2;

“Material Contract”	has the meaning given to it in Clause 11.1.18;

“Maximum Share Issuance”	2,432,771 Company Shares;

“Non-Defaulting Party”	has the meaning given to it in Paragraph 1.18 of Schedule IV;

“Offer Document”	if Bidder elects to effect the Acquisition by means of a Takeover Offer pursuant to Clause 5.7, the document which would be despatched by Bidder or Bidco to Company Shareholders in connection with the Takeover Offer which will contain, inter alia, the terms and conditions of the Takeover Offer;

“Offer Related Expenses”	all fees and expenses incurred by Bidder in connection with the Acquisition, including without limitation, the fees and expenses of its advisers;

“Owned Registered IP”	has the meaning given to it in Clause 11.1.16;

“Panel”	the Panel on Takeovers and Mergers;

“Payment Obligations”	the obligations of Bidco to pay the Consideration pursuant to and in accordance with the terms of the Acquisition and all applicable Law;

“Permits”	any certificates, permits, licenses, franchises, approvals, new drug applications (NDAs), biologics license applications (BLAs), investigational new drug applications (INDs), concessions, qualifications, registrations, certifications, designations, and similar authorisations from any Governmental Authority (including any Health Authority);

“Permitted Liens”	(a) any Lien for Taxes that are not due and payable or the validity of which is being contested in good faith by appropriate proceedings; (b) any Lien representing the rights of customers, suppliers and subcontractors in the ordinary course of business consistent with past practice under the terms of any Contracts to which the relevant party hereto is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business consistent with past practice); (c) in the case of any Contract, Liens that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract; (d) in the case of real property, Liens that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Liens incurred or suffered in the ordinary course of business consistent with past practice and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property or that are otherwise set forth on a title report; and (e) non-exclusive licenses of or other grants of rights to use or obligations with respect to Intellectual Property Rights that accompany the sale of the Company’s products or services in the ordinary course of business;

“Personal Information”	data and information concerning an identifiable natural person;

“Personnel”	in relation to any person, its board of directors and/or executive officers, members of their immediate families, related trusts and persons connected with them;

“Privacy Laws”	Laws relating to privacy and/or data security of Personal Information, including the EU Data Protection Directive (95/46/EC) (together with relevant national implementing legislation), the EU General Data Protection Regulation (2016/679) (together with relevant national implementing legislation, such as in the United Kingdom, the Data Protection Act 2018) and HIPAA;

“Privacy Policies”	has the meaning given to it in Clause 11.1.24;

“Proceedings”	has the meaning given to it in Clause 20.2;

“Process”	any operation that is performed upon Personal Information whether or not by automatic means, including the access, acquisition, collection, recording, organization, storage, alteration, retrieval, consultation, use, processing, disclosure, combination, blocking, transfer, return or destruction, and “Processed” or “Processing” shall be construed accordingly;

“Product Candidates”	the Company’s NSR-REP1 and NSR-RPGR clinical programs;

“Product Intellectual Property Rights”	the Intellectual Property Rights owned by or licensed to the Company and used or held for use in the use, sale, offer for sale, development, manufacture, distribution, importation, commercialisation or other exploitation of the Product Candidates;

“Proposals”	has the meaning given to it in Paragraph 1.5 of Schedule III;

“Quorum”	has the meaning given to it in Paragraph 1.5 of Schedule IV;

“Recall”	any material voluntary or involuntary recall, field correction, corrective action, suspension, seizure, detention, discontinuance or withdrawal from the market;

“Receiving Agent”	Computershare, or any other receiving agent appointed by the Company in connection with the Acquisition after consultation with Bidder in accordance with Clause 2.5;

“Receiving Agent Agreement”	the agreement pursuant to which the Receiving Agent is appointed;

“Relevant Period”	the period between the date of this Agreement and the earlier to occur of: (i) the Effective Date, and (ii) the date of termination of this Agreement in accordance with Clause 12;

“Relevant Withdrawal Event”	has the meaning given to it in Clause 12.1.4;

“Representatives”	in relation to each party, its Financial Advisers, Advisers, directors, officers, employees, and consultants;

“Resolutions”	the resolutions of the Company Shareholders to be proposed at the Court Meeting and the General Meeting in order to approve the Scheme and certain other matters in connection with the Acquisition;

“Ropes & Gray”	means Ropes & Gray LLP and Ropes & Gray International LLP;

“Sanction Date”	the date that the Court sanctions the Scheme;

“Sarbanes-Oxley Act”	the Sarbanes-Oxley Act of 2001, as amended;

“Scheme”	the scheme of arrangement to be proposed under section 899 of the Act by the Company to the Company Shareholders to implement the Acquisition, with or subject to any modification, addition or condition approved or imposed by the Court and agreed to by Bidco;

“Scheme Record Time”	the time and date to be specified as such in the Circular, expected to be 6.00 pm on the Business Day immediately preceding the Effective Date, or such other time as the parties may agree;

“SEC”	the US Securities and Exchange Commission;

“Securities Act”	the Securities Act of 1933, as amended;

“Security Breach”	any actual or suspected breach of security leading to the accidental or unlawful destruction, loss, theft, alteration, unauthorized disclosure, destruction of, access or damage to Personal Information Processed by the Company;

“Skadden”	means Skadden, Arps, Slate, Meagher & Flom LLP and Skadden, Arps, Slate, Meagher & Flom (UK) LLP;

“Stamp Duty”	any stamp duty payable on the transfer of Company Shares under the Act;

“Superior Proposal”	any bona fide written Acquisition Proposal that if consummated would result in a person (or the shareholders of any person) owning, directly or indirectly, (i) 80% or more of the aggregate voting power and economic rights of the Company or the resulting direct or indirect parent of the Company or (ii) all or substantially all of the assets (including share capital of the Company’s subsidiaries) of the Company and its subsidiaries, taken as a whole, (A) on terms which the Company Board determines, in good faith, after consultation with outside counsel and its Financial Adviser, would result in greater value to the Company Shareholders from a financial point of view than the Acquisition, including a price per Company Share payable in cash that is more than 7.5% above the Consideration, after taking into account all of the terms and conditions of such Acquisition Proposal and this Agreement and (B) that is reasonably likely to be completed relative to the Acquisition, taking into account all financial, regulatory, legal, timing and other aspects of such proposal;

“Supplement”	has the meaning given to it in Clause 6.7;

“Takeover Offer”	if Bidder elects to implement the Acquisition by way of a takeover offer pursuant to Clause 5.7, the takeover offer (within the meaning of section 974 of the Act) to be made by Bidder or Bidco, to acquire the entire issued and to be issued share capital of the Company (other than the Excluded Shares) including, where the context admits, any subsequent revision, variation, extension or renewal of such offer as agreed by the parties in writing);

“Tax”	all forms of taxation and statutory, governmental, state, federal, provincial, local, foreign, government or municipal charges, fees, tolls, customs, duties, imposts, contributions, levies, withholdings, or liabilities or social security or national insurance contributions of any kind wherever chargeable and in any jurisdiction (including any amount due as if it were an amount of Tax) including net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, branch profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, premium, property, windfall profits, wealth, net wealth, net worth, export and import fees and charges, registration fees, tonnage, vessel, or other taxes, charges, fees, duties, levies, tariffs, imposts, tolls, customs, or other tax (however denominated), whether disputed or not, imposed or required to be withheld by any Tax Authority; and any penalty, fine, surcharge, interest, inflationary adjustment, additions to tax, charges, costs, or other additional amounts imposed thereon, with respect thereto, or relating thereto, in all cases, wherever and whenever imposed and regardless of whether such taxes, penalties, charges, costs and interest are directly or primarily chargeable against or attributable to the Company, any member of the Company Group or any other person and regardless of whether the Company, any member of the Company Group or any other person has or may have any right of reimbursement against any other person;

“Tax Authority”	any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official or other Governmental Authority in any jurisdiction having authority in the assessment, collection or administration of Tax;

“Tax Return”	any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any applicable Laws relating to any Tax;

“Tax Sharing Agreement”	any existing agreement or arrangement (whether or not written) binding any member of the Company Group that provide for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit, excluding, for the avoidance of doubt, any Contract entered into in the ordinary course of business and which does not relate primarily to Taxes;

“Transaction Documents”	means this Agreement, the Announcement and the Confidentiality Agreement (and “Transaction Document” means any one of them);

“Transfer Taxes”	has the meaning given to it in Clause 14.2;

“Treasury Shares”	any Company Shares which are for the time being held by the Company as treasury shares (within the meaning of the Act);

“undertaking party”	has the meaning given to it in Clause 15.5;

“Unvested Awards”	has the meaning given to it in Paragraph 2.1 of Schedule III;

“VAT”	(a) in relation to any jurisdiction within the European Union, the value added tax provided for in Directive 2006/112/EC and charged under the provisions of any national legislation implementing that directive or Directive 77/388/EEC together with legislation supplemental thereto; and (b) to the extent not included in (a), any value added tax imposed by Value Added Tax Act 1994 and legislation and regulations supplemental thereto; and (c) any other Tax of a similar nature to the Tax referred to in (a) or (b), whether imposed in a member state of the European Union in substitution for, or levied in addition to, the Tax referred to in (a) or (b) or imposed elsewhere;

“Vesting Agreements”	the vesting agreements entered into between the Company and the holders of certain restricted share awards in the Company on or about 27 September 2017, under which the parties agreed to continue the provision for a repurchase right in relation to such restricted share awards in accordance with the terms specified therein; the term “Vesting Agreement” shall mean any one of them;

“Voting Record Time”	in relation to the Court Meeting or General Meeting, as the context requires, the date and time to be specified in the Circular by reference to which entitlement to vote at the Court Meeting or General Meeting, as the case may be, will be determined.

1.2	In this Agreement:

1.2.1	the Recitals and Schedules form an integral part of this Agreement;

1.2.2	the headings are for convenience only and shall not affect its interpretation;

1.2.3	expressions used in this Agreement shall have the same meanings as in the Act, unless the context requires otherwise or they are otherwise defined in this Agreement;

1.2.4

a reference to the provisions of applicable Law includes a reference to any provision which from time to time amends, extends, consolidates or replaces that provision and any subordinate legislation, rule or regulation made under any such provisions;

1.2.5	words denoting the singular number shall include the plural, the masculine gender shall include the feminine gender and neuter, and vice versa;

1.2.6	references to Clauses, Recitals and Schedules are, unless otherwise stated, to clauses of and recitals and schedules to this Agreement;

1.2.7	references to offer and takeover offer shall be construed in accordance with the Act;

1.2.8	references to a party means a party to this Agreement and a reference to parties means each of the parties to this Agreement;

1.2.9	the expressions holding company, subsidiary and subsidiary undertaking shall have the meaning given to them in the Act;

1.2.10	references to an interest in securities or shares, or to dealings, shall be construed in accordance with the Code;

1.2.11

references to USD, US dollars or “$” shall mean the lawful currency of the United States of America and references to GBP, pound sterling, pence or “£” shall mean the lawful currency of the United Kingdom;

1.2.12	references to the Company being “subject to the Code” shall mean the Company being subject to the Code as if the Panel had sole jurisdiction in relation to it and in relation to the Acquisition;

1.2.13

references to persons shall include individuals, corporations (wherever incorporated), unincorporated associations (including partnerships), trusts, any form of governmental body, agency or authority, and any other organisation of any nature (in each case, whether or not having separate legal personality);

1.2.14	references to a time of day are, unless expressly stated otherwise, to London time;

1.2.15	references to include and including, and variations thereof, shall be deemed to be followed by the words without limitation; and

1.2.16

a reference to any English legal term for any action, remedy, method or form of judicial proceeding, legal document, court or any other legal concept or matter will be deemed to include a reference to the corresponding or most similar legal term in any jurisdiction other than England, to the extent that such jurisdiction is relevant to the Acquisition or the terms of this Agreement.

1.3

In construing this Agreement, the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced or followed by the word other or including or in particular shall not be given a restrictive meaning because they are followed or preceded (as the case may be) by particular examples intended to fall within the meaning of the general words.

2.	Cash Consideration

2.1

Bidder represents, warrants and undertakes that sufficient resources are, and will remain until such time as Bidder procures payment of the Cash Consideration to the Receiving Agent in accordance with Clause 2.3, available to Bidco to satisfy, in full, the cash consideration requirements under and in connection with the Acquisition, including, without limitation: (i) the Consideration; (ii) any consideration that may be payable in connection with any compulsory acquisition by Bidco of Company Shares under the Act; (iii) any amount payable to holders of Awards pursuant to this Agreement; and (iv) any Stamp Duty (together, in aggregate, the “Cash Consideration”). In the event that the Cash Consideration is increased, references in this Agreement to the Cash Consideration and to the amount required to enable Bidco to satisfy the Cash Consideration in full shall be to the amount as so increased.

2.2

Bidder further represents, warrants and undertakes that it will ensure that cash resources are, and will remain until the Effective Date, available to Bidco sufficient to meet all the fees and expenses incurred by the Bidder Group in connection with the Acquisition, including without limitation, the fees and expenses of its advisers (the “Offer Related Expenses”).

2.3

The Acquirers hereby represent, warrant and undertake that on the Effective Date, Bidco shall procure the payment of the Cash Consideration (other than the Stamp Duty) to the Receiving Agent, in immediately available funds, which shall constitute satisfaction of the Acquirers’ obligations to the Company Shareholders in respect of such Cash Consideration.

2.4

The Company shall establish procedures with the Receiving Agent and Depositary to ensure that the Receiving Agent transmits to the Depositary as promptly as practicable all amounts owed to holders of ADSs.

2.5	The Company shall consult with Bidder to the extent reasonably practicable in respect of the appointment of the Receiving Agent (including the terms of the Receiving Agent Agreement).

3.	Indicative Timetable

Each party shall use its reasonable endeavours to take all steps as are necessary to implement the Acquisition in accordance with the Announcement and the Indicative Timetable.

4.	Conditions

General

4.1

The obligation of the parties to complete the Scheme (or, if Bidder elects to implement the Acquisition by way of a Takeover Offer pursuant to Clause 5.7, the Takeover Offer) is subject to satisfaction or, where permitted or required under this Agreement, waiver of the Conditions by Bidder or the Company, as applicable. Bidder shall appear by counsel at the Court Hearing (either individually or jointly with the Company) to undertake to be bound by the Scheme following the satisfaction (or, where permitted or required under this Agreement, waiver by Bidder or the Company, as applicable) of the Conditions (excluding any Condition capable of satisfaction only at or after the Court Hearing).

4.2

Bidder undertakes that by 9.00 a.m. on the date of the Court Hearing, it shall deliver a notice in writing to the Company either: (i) confirming the satisfaction or waiver of all Conditions; or (ii) confirming its intention to invoke a Condition and, if (ii), it shall in such notice identify the Condition or Conditions which it considers it is entitled to invoke and provide reasonable details of the event which has occurred, or circumstance which has arisen, which it considers entitle it to invoke that Condition or those Conditions.

4.3

Bidder undertakes to the Company to keep the Company informed promptly of the progress towards satisfaction (or otherwise) of the Conditions and, if Bidder is, or becomes, aware of any matter which might reasonably be considered to be material in the context of the satisfaction or waiver of any of the Conditions, Bidder will as soon as reasonably practicable make the substance of any such matter known to the Company and, so far as it is aware of the same, provide such details and further information as the Company may reasonably request, provided, that nothing in this Agreement shall oblige Bidder to provide any information to the Company which (i) is personally identifiable information of a director, officer or employee of Bidder or its subsidiary undertakings, except to the Company’s Advisers on an external counsel basis, or (ii) Bidder is not permitted to provide pursuant to applicable Law or contractual obligation (provided, that, Bidder shall use reasonable endeavours to make substitute arrangements or permit such disclosure in a manner that would not violate such restrictions).

4.4

The Company undertakes to Bidder to keep Bidder informed promptly of (i) the progress towards obtaining the Clearances to which Clause 4.7 applies and, if the Company is, or becomes, aware of any matter which might reasonably be considered to be material in the context of obtaining such Clearances, the Company will as soon as reasonably practicable make the substance of any such matter known to Bidder and, so far as it is aware of the same, provide such details and further information as Bidder may reasonably request and (ii) it becomes aware of the occurrence or existence or any fact, event or circumstance that has had or would reasonably be expected to have a Company Material Adverse Effect or would cause or constitute a material breach of any representation, warranty, covenant or other agreement contained herein, provided, that nothing in this Agreement shall oblige the Company to provide any information to Bidder which is (i) personally identifiable information of a director, officer or employee of the Company or its subsidiary undertakings, except to Bidder’s Advisers on an external counsel basis, or (ii) the Company is not permitted to provide pursuant to applicable Law or contractual obligation (provided, that, the Company shall use reasonable endeavours to make substitute arrangements or permit such disclosure in a manner that would not violate such restrictions).

Clearances

4.5

Bidder shall be responsible for contacting and corresponding with Governmental Authorities in relation to the Clearances for which Bidder (either alone or jointly with the Company) is required to apply, including those set forth in Schedule V, including preparing and submitting all necessary filings, notifications and submissions as soon as reasonably practicable. Bidder shall consult with the Company to the extent reasonably practicable and keep the Company updated as to progress towards obtaining such Clearances, including by taking the steps set out in Clause 4.9.

4.6

The Company undertakes to cooperate with Bidder in relation to the Clearances for which Bidder (either alone or jointly with the Company) is required to apply and to assist Bidder in communicating with any Governmental Authority in relation to such Clearances (including by submitting any necessary filings, notifications and submissions) and promptly to provide such information and assistance to Bidder as Bidder may reasonably require for the purposes of obtaining any such Clearance and for the purpose of making a submission, filing or notification to any Governmental Authority in connection with any such Clearance as soon as reasonably practicable.

4.7

The Company shall be responsible for contacting and corresponding with Governmental Authorities in relation to the Clearances for which the Company alone is required to apply, including preparing and submitting all necessary filings, notifications and submissions as soon as reasonably practicable. The Company shall consult with Bidder to the extent reasonably practicable and keep Bidder updated as to progress towards obtaining such Clearances, including by taking the steps set out in Clause 4.9.

4.8

Bidder undertakes to cooperate with the Company in relation to the Clearances for which the Company alone is required to apply and to assist the Company in communicating with any Governmental Authority in relation to such Clearances (including by submitting any necessary filings, notifications and submissions) and promptly to provide such information and assistance to the Company as the Company may reasonably require for the purposes of obtaining any such Clearance and for the purpose of making a submission, filing or notification to any Governmental Authority in connection with any such Clearance as soon as reasonably practicable.

4.9	Without prejudice to Clauses 4.5, 4.6, 4.7 and 4.8, each party undertakes to the other party:

4.9.1

to provide the other party, as promptly as reasonably practicable and in any event before any applicable deadline or due date, all such information as may reasonably be required by the other party to assist it in determining in which jurisdictions any merger control, Health Law or other filing with a Governmental Authority may be necessary or desirable for the purpose of obtaining the Clearances and to provide all such other assistance as may reasonably be required by the other party in connection with obtaining the Clearances for which that party is, pursuant to Clauses 4.5 and 4.7, responsible for applying, including assistance in connection with such pre-notification contacts with Governmental Authorities as the other party reasonably considers desirable;

4.9.2

to take all such steps and make as promptly as reasonably practicable and within applicable deadlines and due dates such filings with all appropriate Governmental Authorities, jointly or separately, as are necessary or reasonably desirable to obtain the Clearances;

4.9.3

subject to applicable Law, promptly to notify the other party and provide copies of any significant communications with any Governmental Authority in connection with obtaining the Clearances, provided, that nothing in this Agreement shall oblige any party to provide any information to the other parties which is personally identifiable information of a director, officer or employee of the disclosing party, except to the other party’s Advisers on an external counsel basis;

4.9.4

subject to applicable Law, to use all reasonable endeavours to procure that each party and its Representatives are able to attend any significant meetings or hearings and participate in any substantive discussions with any Governmental Authority in connection with obtaining the Clearances; provided that Bidder shall be permitted to take the lead in all joint meetings and communications with Governmental Authorities in connection with the Clearances;

4.9.5	if necessary, negotiate with any Governmental Authority in relation to any undertakings, commitments and/or assurances which may be necessary to obtain the Clearances; and

4.9.6

in the case of Bidder only, it shall use its reasonable endeavours, and take any and all steps necessary, to obtain the Clearances as soon as practicable and in any event, prior to the date of the Court Hearing as set out in the Indicative Timetable, or such later date as may be agreed between the parties in writing. For purposes of the foregoing, “reasonable endeavours” shall require Bidder to propose, negotiate, agree to or effect, by undertaking, consent agreement, hold separate agreement or otherwise: (i) the sale, divestiture, licensing or disposition of all or any part of the businesses or assets of the Company, Bidder and/or Bidco; (ii) the termination of any existing contractual rights, relationships and obligations, or entry into or amendment of any licensing arrangements; (iii) the taking of any action that, after consummation of the Acquisition, would limit the freedom of action of, or impose any other requirement on, Bidder with respect to the operation of the business, or the assets, of the Company, Bidder and/or Bidco; (iv) defending through litigation on the merits, including appeals, any claim asserted in any court or other proceeding by any party, including any Governmental Authority, in order to avoid entry of, or to have vacated or terminated, any decree, injunction, order or judgment that seeks to or could prevent or otherwise make it less likely that the Acquisition will occur by the Long Stop Date; and (v) any other remedial action whatsoever that may be necessary so as to permit the Acquisition to occur by the Long Stop Date. The Company shall not be entitled to state or suggest that Bidder is prepared to provide or agree to particular undertakings or requirements without the prior consent of Bidder. Notwithstanding anything to the contrary in this Agreement, Bidder shall not be required to sell, divest, hold separate, license or agree to any other structural or conduct remedy with respect to, any operations, divisions, businesses, product lines, customers, assets or relationships of:

(a)	Bidder in any circumstance; or

(b)

the Company, which would require the sale, divestiture, holding separate or license of the Product Candidates to any third party or materially impair the benefits expected by Bidder as of the date of this Agreement to be derived by Bidder from the acquisition of the Product Candidates.

4.10

The Company shall adjourn the Scheme to a date agreed with Bidder to the extent that any of the Conditions set out at paragraph (c) (Competition law and regulatory approvals) of Part A of the Conditions have not been satisfied (or, where permitted or required under this Agreement, waived by Bidder or the Company, as applicable) by 9 a.m. on the date of the Court Hearing. Such adjournments shall continue until the Long Stop Date at the request of Bidder.

5.	Implementation of the Acquisition

Issue of Circular

5.1

Subject to Bidder discharging its obligations under Clause 6.1, the Company shall file with the SEC the Circular containing a preliminary proxy statement as soon as reasonably practicable and in any event no later than 15 days after the date of this Agreement, or such later date as the parties agree in writing. The Company shall provide Bidder with reasonable opportunity to review the Circular before it is filed with the SEC and the Company shall give reasonable consideration to all additions, deletions, or changes thereto suggested by Bidder. Thereafter, the Company shall:

5.1.1

promptly notify Bidder of the receipt of any comments of the SEC with respect to the Circular and shall respond as promptly as reasonably practicable to any such comments after providing Bidder reasonable opportunity to review and comment on any draft correspondence or revised Circular and giving reasonable consideration to such comments; and

5.1.2

file with the SEC the Circular containing a definitive proxy statement and disseminate such Circular to Company Shareholders as promptly as reasonably practicable following the Court hearing to convene the Scheme, and in any event within 15 Business Days following the date it has cleared comments received from the SEC, if any.

5.2	The conditions to the Scheme set out in the Circular shall be the same as the Conditions set out in the Announcement.

5.3	The Company will procure that the Circular includes the Company Board Recommendation.

Implementation of the Transaction

5.4

The Acquisition shall entail the acquisition by Bidder of the entire issued and, to the extent issued in compliance with Clause 10.1.1(d), to be issued share capital of the Company (other than the Excluded Shares) by way of the Scheme.

5.5	Bidder will undertake to be bound by the Scheme.

5.6

The Company undertakes to use all reasonable endeavours to implement the Scheme in accordance with the terms of, and the timetable set out in, the Announcement and the Circular, and to consult with Bidder in relation to such implementation. Subject to the terms and conditions of this Agreement, each party hereto shall use all reasonable endeavours to: (i) make all filings (if any) and give all notices (if any) required to be made or given by such party pursuant to any Material Contract in connection with the Acquisition and (ii) seek any consent required to be obtained pursuant to any Material Contract by such party in connection with the Acquisition; and (iii) seek to lift any restraint, injunction or other legal bar to the Acquisition brought by any third person against such party.

5.7

Notwithstanding Clause 5.4, Bidder may elect, with the prior written consent of the Company (in such case, an “Agreed Switch”) to implement the Acquisition by way of a Takeover Offer (rather than by way of the Scheme). In such circumstances, the Code Committee or the Code Expert shall determine the timetable for the Takeover Offer that shall apply.

5.8	In the event of an Agreed Switch:

5.8.1	the provisions of Schedule IV shall apply;

5.8.2

the parties agree that the Takeover Offer will be conducted in compliance with US tender offer rules, including the requirement that such Takeover Offer be open for a period of at least 20 Business Days;

5.8.3

the acceptance condition shall be set at not less than 90 per cent. of the Company Shares (such figure shall include only Company Shares which Bidco and its Affiliates have acquired or agreed to acquire and shall not include Company Shares in respect of any other Concert Party of Bidco);

5.8.4

Neither Bidder nor its subsidiaries or Representatives shall take any action which would cause the Takeover Offer not to proceed, to lapse or to be withdrawn in each case for non-fulfilment of the acceptance condition to the Takeover Offer for as long as the Takeover Offer is open for acceptance;

5.8.5

Bidder shall effect such amendments as are necessary or desirable by reason of the Agreed Switch to the existing filings, notifications and submissions made by it in order to obtain the Clearances to which Clause 4.5 applies (or shall make appropriate supplementary filings, notifications or submissions);

5.8.6

the Company shall effect such amendments as are necessary or desirable by reason of the Agreed Switch to the existing filings, notifications and submissions made by it in order to obtain the Clearances to which Clause 4.7 applies (or shall make appropriate supplementary filings, notifications or submissions); and

5.8.7

Bidder shall keep the Company informed, on a regular basis and in any event when next informed by the Receiving Agent following a request from the Company, of the number of the Company Shares in respect of which the Company Shareholders have validly returned their forms of acceptance or withdrawal forms or incorrectly completed their withdrawal or acceptance forms and the identity of such shareholders.

5.9

In the event of an Agreed Switch, this Agreement shall continue in force until terminated pursuant to Clause 12, and shall be construed as far as possible to give effect to the intentions of the parties under this Agreement (and the Code Committee or Code Expert may give any direction for this Agreement to be amended so that it continues to apply, mutatis mutandis, in relation to the Takeover Offer, and for the Conditions to be modified appropriately).

5.10

In the event of an Agreed Switch, Bidder undertakes to implement any Takeover Offer in accordance with the Code; provided that this undertaking shall automatically terminate if, while Bidder’s Takeover Offer remains open for acceptance (or in the period prior to the posting of Bidder’s Offer Document), a third party has announced a firm intention to make an offer for the Company (whether such offer is to be structured as a merger, amalgamation, takeover offer or scheme of arrangement) that is recommended by the Company Directors, but the Company Directors have not obtained that third party’s undertaking to comply with the Code on the same terms as set out in this Agreement at the time of such announcement.

5.11

Save as otherwise permitted by Clause 10.3 of this Agreement, the Company shall not, and shall procure that none of its subsidiaries or Representatives shall, knowingly take any action that may result in the Acquisition being frustrated or in Company Shareholders being denied the opportunity to decide on its merits, including any actions set out in rule 21.1 of the Code.

6.	Documentation, Information and Undertakings

6.1

Bidder undertakes to provide promptly to the Company all such information about itself, the Bidder Group and the Bidder Directors and their Concert Parties as may reasonably be requested by the Company for the purpose of inclusion in the Circular (“Bidder Information”) and to provide such other co-operation and assistance as may reasonably be required in connection with the preparation of the Circular provided that the Company submits, or procures the submission of drafts and revised drafts of the Circular to Bidder for review and considers its reasonable comments in relation thereto.

6.2	The Company undertakes to:

6.2.1

prior to the General Meeting and Court Meeting, keep Bidder informed of the number of proxy votes received in respect of the resolutions to be proposed at the General Meeting and the Court Meeting and promptly to provide Bidder with details of any material changes to the Company’s shareholder and other statutory registers which occur prior to the Effective Date;

6.2.2

co-operate with and provide such details to Bidder and its Advisers in relation to the Company Share Plans and Awards thereunder as Bidder or its Advisers may reasonably request and to communicate with participants of the Company Share Plans as necessary or desirable to implement the Acquisition in the manner contemplated by this Agreement (including the provisions of Schedule III);

6.2.3

co-ordinate with Bidder for the purpose of obtaining any Tax clearances that Bidder may reasonably require to be obtained in connection with the Scheme and the Acquisition, to provide drafts of any such application for clearance and take into account Bidder’s reasonable comments and not to despatch any application for such clearance without the prior written consent of Bidder;

6.2.4

provide, and procure that each member of the Company Group provides, promptly to Bidder and its Advisers such information, documentation and access to the management, employees, facilities and assets of the Company Group and its Advisers and independent auditors as is reasonably requested by Bidder for the purposes of implementing the Acquisition, post-Acquisition planning, verifying the Company’s business plan and preparing or making any filing, notification or submission with a Tax Authority or Governmental Authority in connection with the Acquisition; and

6.2.5	take any action not otherwise contemplated under this Agreement and which is reasonably requested by Bidder to implement the Acquisition.

6.3

Bidder undertakes to notify the Company promptly of: (i) any changes in the information disclosed in any document or announcement published by Bidder in connection with the Acquisition which are material in the context of that document or announcement; and (ii) any material new information which may be relevant to a Company Shareholder in considering the merits of the Acquisition, and agrees that any such information may be published by the Company if (a) it determines that such disclosure is necessary to ensure that all Company Shareholders have sufficient information to consider the merits of the Acquisition and (b) Bidder has consented to the content and form of the disclosure (such consent not to be unreasonably withheld, conditioned or delayed).

6.4

None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Circular will, at the date it is first mailed to the Company Shareholders, or at the time of the General Meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they are made. The Circular will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Bidder or Bidco for inclusion or incorporation by reference therein.

6.5

None of the information supplied or to be supplied by Bidder for inclusion or incorporation by reference in the Circular will, at the date it is first mailed to the Company Shareholders, or at the time of the General Meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they are made. No representation is made by Bidder with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

6.6	Directors’ and Officers’ Indemnification and Insurance

6.6.1	From and after the Effective Date, Bidder shall cause the Company and each of its subsidiaries to the fullest extent permitted by applicable Law:

(a)

to indemnify, defend and hold harmless any directors, managers and officers of the Company or any of its subsidiaries and any person who was a director, manager or officer of the Company or any of its subsidiaries in the six years prior to the Effective Date (collectively, the “D&O Indemnified Parties”) against any Liability arising in connection with or in relation to such D&O Indemnified Party’s position as a director, manager or officer of the Company or any of its subsidiaries at least to the extent such D&O Indemnified Party is indemnified immediately prior to the Effective Date pursuant to the Articles or any deed of indemnity or other agreement between such D&O Indemnified Party and the Company or any of its subsidiaries; and

(b)

to maintain in effect for a period of six (6) years after the Effective Date, (i) if available, the current policies of directors’ and officers’ liability insurance maintained by the Company or any of its subsidiaries immediately prior to the Effective Date for the benefit of any D&O Indemnified Party or (ii) to provide substitute policies of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the D&O Indemnified Parties when compared to the insurance maintained by the Company and its subsidiaries as of the date of this Agreement); or

(c)

to obtain as of the Effective Date “tail” directors’ and officers’ liability insurance policies with a claims period of six (6) years from the Effective Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the D&O Indemnified Parties when compared to the insurance maintained by the Company and its subsidiaries as of the date of this Agreement, in the case of (i) Sub-Clauses (a)-(c) above, with respect to claims arising out of or relating to events which occurred on or prior to the Effective Date and (ii) Sub-Clauses (b) and (c) above, provided that Bidder shall not be required to maintain such policies if the cost exceeds three (3) times the annual cost of the current policies of directors’ and officers’ liability insurance maintained by the Company or any of its subsidiaries immediately prior to the Effective Date.

6.6.2

The obligations of Bidder and the Company and its subsidiaries under this Clause 6.6 shall not be terminated, amended or modified in any manner so as to materially adversely affect any D&O Indemnified Party (including such person’s successors, heirs and legal representatives) to whom this Clause 6.6 applies without the written consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Clause 6.6 applies shall be third party beneficiaries of this Clause 6.6, and this Clause 6.6 shall be enforceable by such D&O Indemnified Parties and their respective successors, heirs and legal representatives and shall be binding on all successors and assigns of Bidder and the Company and its subsidiaries).

6.6.3

If, following the Effective Date, the Company or any of its subsidiaries, or any of their respective successors or assigns: (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company or any of its subsidiaries or any of their respective successors or assigns, as the case may be, shall assume all of the obligations set forth in this Clause 6.6.

6.6.4

The rights of the D&O Indemnified Parties under this Clause 6.6 shall be in addition to any rights such D&O Indemnified Parties may have under the articles of association or other comparable organisational documents of the Company or any of its subsidiaries, or under any applicable Contracts or applicable Law, and Bidder shall, and shall cause the Company and each of its subsidiaries to, honour and perform under all indemnification agreements entered into by the Company or any of its subsidiaries, as applicable, as in effect on the date of this Agreement and to the extent set out in Schedule V.

6.7

If any supplemental circular, proxy statement (or related materials) or document is required to be published by the Company in connection with the Acquisition or, subject to the prior written consent of Bidder, any variation or amendment to the Acquisition (a “Supplement”), Bidder shall, as soon as reasonably practicable, provide such co-operation and information (including such information as is necessary for the Supplement to comply with all applicable legal and regulatory provisions) as may be required or reasonably requested by the Company in order to finalise the relevant Supplement (such information also being “Bidder Information”). The Company shall submit, or procure the submission of drafts and revised drafts of the Supplement to Bidder in reasonable time for review and shall consider Bidder’s reasonable comments in relation thereto.

6.8

If the Company provides Bidder such information and cooperation as may be required or reasonably be requested by Bidder in connection therewith (any dispute in that regard being determined by the Code Expert in accordance with Schedule IV), where Bidder elects to implement the Acquisition by way of a Takeover Offer, Bidder shall prepare the Offer Document, and any required prospectus, circular or document (together, the “Bidder Offer Documents”) and shall use all reasonable endeavours to cause any prospectus or registration statement to be approved for publication and declared effective by the SEC (in the case of a registration statement). In preparing the Bidder Offer Documents, Bidder shall submit, or procure the submission of drafts and revised drafts of, the Bidder Offer Documents to the Company for review, and shall consider the Company’s reasonable comments in relation thereto.

6.9

Upon execution of this Agreement, the Company will deliver to the Acquirers an extract of the resolutions of the directors pursuant to which the Acquisition was approved and the Company Board Recommendation was given.

6.10

On the Effective Date, the Company shall deliver resignation letters in the Agreed Form from the directors and/or secretary (if any) of the applicable members of the Company Group the identity of whom Bidder notifies the Company prior to the Effective Date.

6.11

At or immediately prior to the Effective Date (subject to the Effective Date taking place), the Company will procure that at a duly convened meeting of the Company Board (or a duly appointed committee thereof) it will be resolved that:

6.11.1	the Acquisition and the Scheme will be approved for registration at Companies House and in the Company’s shareholder and other statutory registers;

6.11.2	any resignations pursuant to Clause 6.10 will be approved;

6.11.3

any appointments of directors and/or secretary (if any) to the boards of the applicable members of the Company Group, the identity of whom Bidder notifies the Company prior to the Effective Date, will be approved; and

6.11.4

the disposition of any Company Shares (including derivative securities) pursuant to the Acquisition by each individual who is subject to Section 16 as an officer or director of the Company under the Exchange Act will be exempt under Rule 16b-3 promulgated under the Exchange Act to the fullest extent available, as reasonably required under applicable Law.

7.	Company Share Plans

Each party undertakes to take the relevant steps and other actions provided for in Schedule III in relation to the Company Share Plans.

8.	Announcement

The initial press releases relating to this Agreement shall be the Announcement issued by the Company and a press release issued by Bidder or its Affiliates in a form consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed) and, except as required by Law, thereafter Bidder and the Company shall consult with, and seek the written consent of, each other before issuing any further press release(s) or otherwise making any public statement with respect to the transactions contemplated by this Agreement, in each case prior to a Company Adverse Change Recommendation; provided that a party will not need to consult with, or seek the consent of, the other party, with respect to communications that are consistent with previous releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party).

9.	Responsibility for Information and Standards of Care

9.1	If the Acquisition is implemented by way of the Scheme:

9.1.1

Bidder will procure that the Bidco Directors accept responsibility for all of the information in the Circular relating to Bidder and other members of the Bidder Group and their respective Personnel; and

9.1.2

the Company will procure that the Company Directors accept responsibility for their views set out in the Circular and all information in the Circular other than information for which responsibility is accepted by Bidco Directors under Clause 9.1.1.

9.2	If the Acquisition is implemented by way of a Takeover Offer pursuant to an Agreed Switch:

9.2.1

the Company will procure that the Company Directors accept responsibility for their views set out in the Offer Document and all of the information in the Offer Document relating to the Company and the Company Group and their respective Personnel; and

9.2.2

Bidder will procure that the Bidco Directors accept responsibility for all of the information in the Offer Document other than information for which responsibility is accepted by the Company Directors under Clause 9.2.1.

9.3

Each party acknowledges and agrees that: (i) each document, announcement or other information published, or statement made, from the date of this Agreement until the Scheme Effective Date must be prepared with the highest standards of care and accuracy; (ii) the language used in such document, announcement or other information must clearly and concisely reflect the position being described and the information given must be adequately and fairly presented; and (iii) these requirements apply whether the document, announcement or other information is published, or the statement is made, by the party concerned or by an adviser on its behalf.

9.4

Each party undertakes to use its reasonable endeavours not to make statements in relation to this Acquisition from the date of this Agreement until the Scheme Effective Date which, while not factually inaccurate, may be misleading or may create uncertainty.

10.	Conduct Pending Completion of the Acquisition

10.1

During the Relevant Period, except (i) as required or otherwise contemplated under this Agreement or as required by applicable Law; (ii) with the written consent of Bidder (which consent shall not be unreasonably withheld, conditioned or delayed); or (iii) as set forth in Paragraph 10.1 of Schedule V:

10.1.1

the Company shall, and shall cause each of its subsidiaries to, use reasonable endeavours to (i) conduct the business in the ordinary course, preserve intact its material assets and business organization and maintain its advantageous relationships with patients, material suppliers, material distributors and regulators; and (ii) not do any of the following:

(a)	authorise or pay any dividends on or make any distribution with respect to the outstanding shares of its share capital or Awards (in cash or in kind);

(b)

repurchase, redeem, repay, reduce or otherwise reacquire any Company Shares or other equity interests, or any Awards, rights, warrants or options to acquire any of the Company Shares or other equity interests (except for (i) forfeitures of Awards in connection with terminations of employment or service, as applicable and (ii) in respect of exercise price or tax withholding obligations in connection with the vesting or exercise of Awards in accordance with the terms of such Awards as in effect on the date hereof);

(c)	create, split, combine, subdivide or reclassify any Company Shares or other equity interests;

(d)

issue, grant or sell or otherwise dispose of any additional shares of, or other equity interests in, the Company or any of its subsidiaries, or securities convertible into or exchangeable for such shares or equity interests or issue or grant any Awards, options, warrants, calls, subscription rights or other rights of any kind to acquire such shares, other equity interests or securities, other than as set out in Schedule V;

(e)

amend or permit the adoption of any amendment to its Articles or other charter or organisational documents; provided that in the event that the Effective Date does not occur by 30 June 2019, the Company may amend its Articles ahead of such date to provide for a quorum of not less than one-third of the Company Shares for any meeting of Company Shareholders to comply with the relevant requirements of the Nasdaq Global Select Market;

(f)

acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any person or other business organisation or division thereof or, other than in the ordinary course of business consistent with past practices and in an amount that does not exceed USD 400,000 in the aggregate, any properties or assets;

(g)	(i) incur or guarantee any Indebtedness or (ii) make any loans, capital contributions or advances to any Person, other than to a wholly owned subsidiary of the Company;

(h)	make, incur or authorise any capital expenditure (except for capital expenditures that do not exceed USD 400,000 in the aggregate);

(i)

(i) amend or modify in any material respect, or waive any material rights under or cancel, fail to renew, voluntarily terminate, or assign any Material Contract (provided, that for purposes of this Clause 10.1.1(i) references to USD 200,000 in the definition of “Material

Contract” shall be replaced with USD 400,000 and references to USD 400,000 shall be replaced with USD 800,000); or (ii) enter into any Contract which if entered into prior to the date hereof would have been a Material Contract;

(j)

except with respect to Tax matters (which shall be governed by Clause 10.1.1(w)), commence any new litigation involving claims for money damages in excess of USD 500,000; or enter into any material settlement, release, waiver or compromise of any pending or threatened litigation;

(k)

establish, adopt, enter into, amend or terminate any Benefit Plan or any plan, scheme, program, policy, agreement or arrangement that would be a Benefit Plan if it were in effect on the date of this Agreement, except as otherwise permitted by Clause (d) above, Clause (l) below, or Schedule III;

(l)

other than as set forth in Schedule V, grant, increase, or pay any bonus, incentive, change in control, retention, severance, or termination payment or benefit, or increase the base compensation, cash bonus opportunity or other compensation of, or accelerate the vesting or payment of any payment or benefit payable to, any current or former employee, director or individual independent contractor of the Company or any of its subsidiaries, except to the extent required by applicable Law or required in accordance with the terms of a Benefit Plan as in effect on the date of this Agreement, in each case, other than in the ordinary course of business consistent with past practices with respect to (i) increases in base salary or wage rate in connection with promotions of individuals whose base salary or wage rates do not exceed $250,000 after giving effect to such increase, (ii) payment of any 2018 annual cash bonuses in accordance with the terms of the applicable bonus plans in effect on the date of this Agreement and (iii) entry into any employment agreements or offer letters with respect to new hires made in accordance with the hiring plan set forth on Schedule V, provided that such agreements or offer letters do not provide for any equity incentive, change in control, retention, transaction, severance, or termination payments or benefits (other than as required by applicable Law);

(m)

hire, engage, promote or terminate the employment or engagement of (other than for cause) any employee, director or individual independent contractor, except for new hires in accordance with the hiring plan as set forth in Schedule V;

(n)	enter into any collective bargaining agreement or other agreement or understanding with any labour organisation;

(o)	adopt or implement any stockholder rights plan or similar arrangement;

(p)	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalisation or other reorganisation of the Company or any of its subsidiaries;

(q)	enter into any new line of business that is not reasonably related to the business of the Company and its subsidiaries as of the date hereof;

(r)	sell, assign, lease, mortgage, pledge, encumber, transfer of dispose of any of its material assets, except for the sale or other reduction of inventory in the ordinary course of business;

(s)

license or otherwise dispose of the rights to use any material Company Intellectual Property Rights, or disclose material trade secrets to a third party other than in the ordinary course of business pursuant to a non-disclosure or confidentiality agreement;

(t)	fail to maintain any of its material insurance policies in effect as of the date of this Agreement, other than renewals or replacement of such policies with comparable coverage;

(u)	enter into any transaction with any Company Shareholder (legally enforceable or not) save, for the avoidance of doubt, this Agreement and the other Transaction Documents;

(v)

make or adopt any change in its accounting methods, principles, practices policies or procedures, except as required by a concurrent change in GAAP, including without limitation, any change in depreciation or amortization policies or rates;

(w)

make or change any Tax election, change an annual accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company Group, surrender any right to claim a refund of Taxes, consent to any extension of waiver of the limitation period applicable to any Tax claim or assessment relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action is outside of the ordinary course of business and would have the effect of materially increasing the Tax liability of the Company Group for any period or materially decreasing any Tax attribute of the Company Group; or

(x)	authorise any of, or agree or commit to take, any of the actions described in the foregoing Sub-Clauses (a) through (w) of this Clause 10.1.1;

10.2	No Solicitation:

10.2.1

Except as expressly permitted by this Clause 10.2, during the Relevant Period the Company and its subsidiaries shall not, directly or indirectly, and shall use their reasonable best endeavours to cause their Representatives not to:

(a)

continue, and shall procure the termination of, any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to an Acquisition Proposal and the Company shall within one (1) day of the date hereof, (i) terminate access to any third party to any data room containing confidential information of the Company and (ii) request the return or destruction of all confidential information provided to third parties prior to the date hereof that have, since 1 January 2018 entered into confidentiality agreement with the Company relating to a possible Acquisition Proposal;

(b)

(i)

solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

(ii)

engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or

(iii)

enter into any letter of intent, implementation agreement, co-operation agreement, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or

(c)	waive or release any person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other Contract.

10.2.2

If at any time during the Relevant Period, the Company or any of its subsidiaries or any of their Representatives receives an unsolicited bona fide written Acquisition Proposal from any person, which Acquisition Proposal was made or renewed on or after the date of this Agreement and did not result from a material breach of this Clause 10.2,

(a)	after providing notice to Bidder pursuant to clause 10.2.3, the Company and its Representatives may contact such person solely to clarify the terms and conditions thereof; and

(b)

if the Company Board determines in good faith, after consultation with its Financial Advisers and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and the failure to take such action would be in breach of their fiduciary duties or would violate their obligations under the Act, then the Company and its Representatives may:

(i)

furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its subsidiaries to the person who has made such Acquisition Proposal; provided that the Company shall, as promptly as practicable (and in any event within 24 hours), provide to Bidder any non-public information concerning the Company and its subsidiaries that is provided to any person pursuant to this Clause 10.2.2 to the extent access to such information was not previously provided to Bidder or its Representatives; and

(ii)

engage in or otherwise participate in discussions or negotiations with the person making such Acquisition Proposal for so long as the Company and its Representatives reasonably believe it may lead to a Superior Proposal.

10.2.3

During the Relevant Period, the Company shall: (i) promptly (and in any event within 24 hours) notify Bidder if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by the Company or its subsidiaries, including the identity of any third party that makes such an inquiry proposal or offer, and provide to Bidder a copy of any written Acquisition Proposal (including any proposed term sheet, letter of intent, implementation agreement, co-operation agreement, acquisition agreement or similar agreement with respect thereto) and a summary of any material unwritten terms and conditions thereof; (ii) keep Bidder reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal permitted by this Agreement on a prompt basis (and in any event within 24 hours of such material development, discussion or negotiation); and (iii) to respond promptly to any reasonable requests made by Bidder in light of such information.

10.2.4

Nothing in this Clause 10.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the Company Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (ii) making any disclosure to the Company Shareholders that is required by applicable Law; provided that any such disclosure (other than a “stop, look and listen” communication made in compliance with Rule 14d-9(f)) will be deemed to be a Company Adverse Change Recommendation unless the Company Board expressly reaffirms the Company Board Recommendation in such disclosure; provided further that this Clause 10.2.4 will not be deemed to permit the Company Board to make a Company Adverse Change Recommendation, except to the extent permitted by Clause 10.3.2.

10.2.5

The Company agrees that in the event any of its subsidiaries or any Representative of the Company or its subsidiaries takes any action which, if taken by the Company, would constitute a breach of this Clause 10.2, the Company shall be deemed to be in breach of this Clause 10.2.

10.3	Company Board Recommendation:

10.3.1	Subject to Clause 10.3.2, the Company Board shall not:

(a)

(i) withdraw (or modify in a manner adverse to Bidder), or publicly propose to withdraw (or modify in a manner adverse to Bidder), the Company Board Recommendation; or (ii) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal (any action described in this Clause 10.3.1(a) being referred to as a “Company Adverse Change Recommendation”); or

(b)

approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract with respect to any Acquisition Proposal, requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Acquisition (other than an Acceptable Confidentiality Agreement).

10.3.2

Notwithstanding anything to the contrary contained in this Agreement, at any time during the Relevant Period, if the Company or any of its subsidiaries has received a bona fide written Acquisition Proposal, which did not result from a material breach of Clause 10.2 from any person that has not been withdrawn and after consultation with its Financial Advisers and outside legal counsel the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Proposal,

(a)	the Company Board may make a Company Adverse Change Recommendation; and/or

(b)	the Company may terminate this Agreement pursuant to Clause 12.1.2 and without prejudice to the Compensatory Payment, and implement such Superior Proposal,

in both cases, if and only if:

(c)

the Company shall have given Bidder prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminating this Agreement pursuant to Clause 12.1.2 at least four (4) Business Days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice and any public disclosure thereof that is required by Law shall not constitute a Company Adverse Change Recommendation or termination) and Bidder has not elected during such four (4) Business Day period to negotiate in good faith with respect to any revisions to the terms of the Acquisition or another proposal to the extent proposed by Bidder so that the terms proposed by Bidder are at least as favourable as the competing Acquisition Proposal (the Bidder’s revised Acquisition Proposal, being the “Matching Acquisition Proposal”); and

(d)

(A) the Company shall have provided to Bidder information with respect to such Acquisition Proposal in accordance with Clause 10.2.3; and (B) after giving effect to the proposals made by Bidder during such period, if any, after consultation with financial advisers or outside legal counsel, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Proposal.

Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this

Clause 10.3.2. The provisions of this Clause 10.3.2 shall also apply to any material amendment to any Acquisition Proposal or any Matching Acquisition Proposal and require a new Determination Notice, except that the references to four Business Days shall be deemed to be three Business Days.

10.4

If Bidder delivers a Matching Acquisition Proposal pursuant to Clause 10.3.2, the Company Board shall deliver a revised Company Board Recommendation in respect of Bidder’s Matching Acquisition Proposal, and the terms of this Agreement shall apply mutatis mutandis.

10.5

Unless such Acquisition Proposal as is referred to in Clause 10.3.2 proposes a further Superior Proposal following a Matching Acquisition Proposal, within four Business Days of the Matching Acquisition Proposal, the Company shall, and shall procure its Affiliates and Representatives to, terminate all discussions with such party.

Enforceability of Undertakings:

10.6

The parties further agree that, without prejudice to any other remedy which may be available to the Acquirers, the Acquirers shall be entitled to seek injunctive or other equitable relief in relation to any breach or prospective breach of the undertakings in Clause 10, it being acknowledged that an award of damages may not be an adequate remedy for such a breach.

10.7

The Company agrees with the Acquirers to procure that its subsidiaries and each of its and their respective Representatives is made aware of and complies with each of the undertakings contained in Clause 10.

Company Share Plans:

10.8	Bidder agrees that the satisfaction of any Awards subject to, and in accordance with, Schedule III shall be permitted.

Transaction Litigation:

10.9

The Company shall as promptly as reasonably practicable notify Bidder in writing (and shall thereafter keep Bidder informed on a current basis with respect to), and shall give Bidder the opportunity to participate in the defence and settlement of any litigation related to the Acquisition or related transactions, including the right to review and comment on all filings and responses to be made by the Company and to attend any negotiations and discussions with third parties related thereto. The Company shall not agree to settle any such litigations without Bidder’s prior written consent.

Nasdaq; Post-Closing SEC Reports; Termination of Deposit Agreement

10.10

During the Relevant Period, the Company shall cooperate with Bidder and use reasonable best endeavours to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Laws and rules and policies of Nasdaq to enable the delisting by the Company of the Company Shares from Nasdaq and the deregistration of the Company Shares in accordance with the Exchange Act promptly after the Effective Date. As soon as reasonably practicable after the Effective Date, the Company shall provide notice to the Depositary to terminate the Deposit Agreement.

11.	Representations and Warranties

11.1	The Company represents and warrants to Bidder that:

11.1.1

Corporate Existence and Power: the Company is a public company limited by shares duly incorporated and validly existing under the laws of England and Wales and has all corporate power and all governmental licenses, authorisations, Permits, consents and approvals required to carry on its business as now conducted. Each of the Company’s subsidiaries has all corporate powers and all governmental licenses, authorisations, Permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorisations, Permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary or applicable, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

11.1.2

Subsidiaries: each of the subsidiaries of the Company has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its incorporation (in the case of good standing, to the extent such jurisdiction recognises such concept). The Company owns beneficially and of record all of the equity interests of its subsidiaries, free and clear of all Liens. All the issued and outstanding shares, share capital or other equity interests of, or ownership interests in, each of the Company’s subsidiaries, have been duly authorized and validly issued and are fully paid and non-assessable;

11.1.3

Organisational Documents: the Company has delivered or made available to Bidder accurate and complete copies of the Articles of the Company and the equivalent organisational documents of each of its subsidiaries, including all amendments thereto, as in effect on the date of this Agreement;

11.1.4

Corporate Authorisation: the Company has the requisite power and authority to enter into and perform its obligations under this Agreement in accordance with the terms hereof. The execution and delivery of this Agreement have been duly and validly authorised by the Company Board;

11.1.5

Binding Obligations: assuming due authorisation, execution and delivery by Bidder and Bidco, this Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity;

11.1.6

Governmental Authorisation: the execution, delivery and performance by Company of this Agreement and the consummation by the Company of the Acquisition requires no action by or in respect of, or filing with, any Governmental Authority or any stock market or stock exchange on which Company Shares are listed for trading in connection with the execution and delivery of this Agreement or the Company’s and its subsidiaries’ performance of their obligations hereunder or the consummation of the

Acquisition and the other transactions contemplated by the Circular other than: (i) compliance with the provisions of the Act; (ii) compliance with any applicable Competition Laws; (iii) the filing with the SEC of the Circular in preliminary and definitive forms, and compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Acquisition and the other transactions contemplated by this Agreement; (iv) such other actions, authorisations, consents, approvals or filings, the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (v) in order to comply with any applicable Health Law;

11.1.7

Non-Contravention: the execution, delivery and performance by the Company of this Agreement and the consummation of the Acquisition and the other transactions contemplated by the Circular do not and will not:

(a)

contravene, conflict with, or result in any violation or breach of (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit or any obligation to make an offer to purchase or redeem any Indebtedness or capital shares or any loss of any benefit under, require a consent or waiver under, require the payment of a penalty or change in control payment under, or result in the creation of any Lien upon any of the properties or assets of the Company Group under, any provision of the Company’s or its subsidiaries’ constitutional documents;

(b)	require the approval of the Company Shareholders (other than shareholder approval referred to in this Agreement, including pursuant to the Scheme);

(c)	assuming compliance with the matters referred to in Clause 11.1.6, contravene, conflict with or result in a violation or breach of any provision of any applicable Law;

(d)

assuming compliance with the matters referred to in Clause 11.1.6, require any payment to or consent or other action by any person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a breach or default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its subsidiaries is entitled under, require a consent or waiver under, require the payment of a penalty or change in control payment under, or result in the creation of any Lien upon any of the properties or assets of the Company Group under, any provision of any Contract or other instrument binding on the Company or any of its subsidiaries or any Contract, license, franchise, Permit, certificate, approval or other similar authorisation affecting, or relating in any way to, the assets or business of the Company and its subsidiaries; or

(e)

result in the creation or imposition of any Lien on any asset of the Company, with only such exceptions, in the case of each of Sub-Clauses c through e, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

11.1.8	Capitalisation; Indebtedness:

(a)	the authorised share capital of the Company is 100 million and is as set out in the table below as of 1 March 2019;

Class of Shares	Currency	Nominal Value	Number Allotted	Aggregate Nominal Value
Ordinary	GBP	0.01	33,533,714	335,337.14

(b)

the Company Shares (excluding the Deferred Shares) are duly authorised, validly issued, fully paid and non-assessable and free of pre-emptive rights, rights of repurchase or forfeiture, rights of participation, rights of maintenance or any similar rights;

(c)

there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote (excluding any rights on enforcement of security)) on any matters on which Company Shareholders may vote. Except as described in this Clause 11.1.8 and as set out in Schedule III, there are no issued or outstanding (i) securities of the Company convertible into or exchangeable or exercisable for Company Shares in the share capital or other voting securities of or ownership interests in the Company; (ii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any shares or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for Company Shares or other voting securities or ownership interests in the Company; or (iii) Awards, restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any part of the share capital or voting securities of the Company (the items in (i) through (iii) of this clause being referred to collectively as the “Company Securities”). No Option has been granted with a per share exercise price that is less than the fair market value of a Company Share on the applicable date that it was granted. Each Award granted under any Company Share Plan (i) was granted in all material respects in accordance with the applicable Company Share Plan and all applicable Laws, including the stock exchange listing rules and the Internal Revenue Code and (ii) qualifies for the Tax and accounting treatment described in the Company’s Tax Returns and financial statements (including exhibits and all other information incorporated therein). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the Company Securities. None of the Company and its subsidiaries is a party to any voting agreement with respect to the voting of any the Company Securities or pursuant to which any person is entitled to elect, designate or nominate any director of the Company or any of its subsidiaries. The Company is not a party to any agreement with respect to any of its securities granting any registration rights to any person;

(d)	as of 1 March 2019, there are a total of 49,893 Deferred Shares;

(e)	other than as set out in Schedule V, the Company has no subsidiaries; and

(f)	other than as set out in Schedule V, there is no outstanding Indebtedness of the Company or the Company Group;

11.1.9	SEC Filings; Financial Statements:

(a)

since 31 December 2017, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (as supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment (and, in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to those Company SEC Documents, and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(b)

the financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC); and (iii) fairly presented, in all material respects, the financial position of the Company Group as of the respective dates thereof and the results of operations and cash flows of the Company Group for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of notes and to normal and recurring year-end adjustments that are not, individually or in the aggregate, material);

(c)

the Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorisations of management and the Company Board; and (iii) provide reasonable assurance regarding the prevention or timely detection of unauthorised acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. To the knowledge of the Company, since 31 December 2017 to the date of this Agreement, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilised by the Company, which is reasonably likely to adversely affect the Company’s ability to record, process, summarise and report financial information; or (2) any allegation of fraud, whether or not material, that involves the management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2017 through the date of this Agreement, neither the Company nor any of its subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its subsidiaries or their respective internal accounting controls that, individually or in the aggregate, would reasonably be expected to be material to the Company Group, taken as a whole;

(d)

the Company maintains disclosure controls and procedures as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarised and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. The Company is in compliance in all material respects with all current listing and corporate governance requirements of the Nasdaq Global Select Market;

(e)

the Company is not a party to, nor does it have any obligation or other commitment to become a party to, “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company SEC Documents; and

(f)

as of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company;

11.1.10	Absence of Certain Changes: since 31 December 2017 to the date of this Agreement, except as contemplated by this Agreement:

(a)	there has not been any Company Material Adverse Effect; and

(b)

the business of the Company has been conducted in all material respects in the ordinary course consistent with past practice and the Company has not authorised, agreed or committed to take any action, or failed to take any action that would result in:

(i)	any declaration, setting aside or payment of any dividends on, or making of any distribution with respect to the outstanding shares of its share capital (in cash or in kind);

(ii)

any establishment, adoption, amendment or termination of any material Benefit Plan or any plan, scheme, program, policy agreement or arrangement that would be a material Benefit Plan if it were in effect on the date of this Agreement;

(iii)

any split, combination or reclassification of any part of the share capital of the Company or any issuance or the authorisation of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the share capital of the Company;

(iv)

any change in accounting methods, principles or practices by the Company or any of its subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except as may have been required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organisation, or (B) by applicable Law, including Regulation S-X under the Securities Act;

(v)

any sale, lease (as lessor), license or other disposition of (including through any “spin-off” or by permitting any Intellectual Property Rights to lapse), or pledge, encumbrance or other Lien imposed upon (other than a Permitted Lien), any properties or assets that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole, except (A) sales, leases, or other dispositions of (1) inventory and (2) excess or obsolete properties or assets, in each case, in the ordinary course of business, (B) the grant of non-exclusive licenses for Intellectual Property Rights in the ordinary course of business pursuant to agreements with contract manufacturers, contract research organisations and other service providers where the license is incidental to and not the primary purpose of the agreement or (C) abandonments of patent applications in the ordinary course of prosecution, where a continuation, continuation-in-part, request for continued examination or divisional application (or foreign equivalent of any of the foregoing) is filed;

(vi)

any material election with respect to Taxes by the Company or any of its subsidiaries or settlement or compromise by the Company or any of its subsidiaries of any material Tax liability or refund other than, in each case, in the ordinary course of business;

(vii)	any material settlement, release, waiver or compromise of any pending or threatened litigation that is material to the Company and its subsidiaries, taken as a whole;

(viii)	any other action that would be prohibited by Clause 10.1.1 if it were taken during the Relevant Period;

11.1.11	Real Property:

(a)	the Company and its subsidiaries do not own, and have never owned, any real property;

(b)

the Company and its subsidiaries hold valid and existing leasehold interests in the real property that is leased or subleased by them (the “Leased Real Property”), in each case free and clear of any material Liens. As of the date of this Agreement, neither the Company nor any of its subsidiaries has received any written notice regarding any material violation or breach or default under any lease related to the Leased Real Property that has not since been cured;

11.1.12	Compliance with Laws; Permits:

(a)

since 31 December 2016 to the date of this Agreement: (i) the Company is and has been in compliance in all material respects with and is not under investigation with respect to, (ii) to the Company’s knowledge, the Company has not been threatened to be charged with, nor has it been subject to, or (iii) to the Company’s knowledge, the Company has not been threatened with an Action concerning, nor given notice of, any material violation of, any applicable Law or Permit. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Affiliates;

(b)

the Company and its subsidiaries have in effect all material Permits that are necessary for the Company to own, lease or operate its properties and assets, including the manufacturing, packaging, storage and distribution, and to carry on its business as currently conducted. All Permits are in full force and effect and will continue to be upon the Effective Date. All material terms and requirements of such Permits have been complied with in all material respects. There have been no occurrences, events, notices, or Actions that are pending, under investigation, or, to the knowledge of the Company, threatened that have resulted in or would reasonably be expected to result in a materially adverse action against any Permit; and

(c)	the Company has not been restrained by a Governmental Authority or other person in its ability to conduct or have conducted its business as currently conducted;

11.1.13	Regulatory Matters:

(a)

the Company has been in material compliance with, and has not been notified by any Governmental Authority of any failure (or any investigation with respect thereto) by the Company to comply in all material respects with any Health Law;

(b)

(i) the Company has filed, maintained or furnished with the applicable Health Authorities all material filings, declarations, listings, registrations, reports, submissions, applications, amendments, modifications, supplements, notices, correspondence, and other documents required under applicable Health Laws (collectively “Health Submissions”); and (ii) all such Health Submissions were materially complete and accurate and in compliance with applicable Health Laws when filed (or were corrected or completed by a subsequent filing) in all material respects;

(c)

No manufacturing site of the Company, or to the knowledge of the Company, any of its contract manufacturers for pharmaceutical products, with respect to any Product Candidate of the Company (i) is subject to a shutdown by a Governmental Authority or import or export prohibition or (ii) has received any FDA Form 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from a Health Authority alleging or asserting noncompliance with any applicable Health Law, in each case that have not been materially complied with or closed to the satisfaction of the relevant Governmental Authority, and, to the knowledge of the Company, no Governmental Authority is considering such action;

(d)

the Product Candidates have not undergone a Recall, including as a result of any Action by the FDA or any other Health Authority, nor has the Company or any of its subsidiaries received any written notice that the FDA or any other Governmental Authority has initiated or is considering initiating any such Action or Recall. To the knowledge of the Company, no person has sought, is seeking, or is currently threatening or contemplating any Recall of any Product Candidates;

(e)

neither the Company nor any of its subsidiaries, have received any written notice from any Health Authority (i) terminating, withdrawing, refusing to renew, or refusing to grant any material governmental license, Permit, registration, or authorisation, including any IND, NDA, other clinical trial application or regulatory approval application, in any jurisdiction; or (ii) placing a clinical hold order on, or otherwise terminating or suspending, any material ongoing clinical trial conducted by or on behalf of the Company, and, to the knowledge of the Company, there are no facts which could form the basis for such an Action;

(f)

none of the Company, any of its subsidiaries or, to the knowledge of the Company, any of its officers, employees or agents (authorised to speak on behalf of the Company), have (i) made an untrue statement of a material fact or fraudulent statement to any Health Authority, failed to disclose a material fact required to be disclosed to any Health Authority, or committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991), and any amendments thereto, or for any other Health Authority to invoke any similar policy; or (ii) been debarred pursuant to 21 U.S.C. section 335a (a) or (b) or any comparable Health Law;

(g)

none of the Company, any of its respective officers, directors, or, to the knowledge of the Company, its managing employees, agents (as those terms are defined in 42 C.F.R. § 1001.2), or any other person described in 42 C.F.R. § 1001.1001(a): (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any federal health care program as defined in 42 U.S.C. §1320a-b(f) and including the Medicare, Medicaid and TRICARE programs (“Federal Health Care Program”); (ii) has been debarred, excluded or suspended from participation in any Federal Health Care Program; (iii) has had a civil monetary penalty assessed against it, him or her under 42 U.S.C. §1320a-7a; (iv) is currently listed on the list of parties excluded from federal procurement programs and non-procurement programs as maintained in the Government Services Administration’s System for Award Management or other federal agencies; (v) is, to the knowledge of the Company, the target or subject of any material current or potential investigation relating to any Federal Health Care Program-related offense; or (vi) has engaged in any activity that is in material violation of or is cause for civil penalties or mandatory or permissive exclusion under federal or state Laws; and

(h)	neither the Company nor any of its subsidiaries, has received or otherwise learned of any material complaints, information, or adverse drug experience reports related to any Product Candidates;

11.1.14

Certain Business Practices: neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any of its employees, Representatives or agents (in each case, acting in the capacity of an employee or Representative of the Company or its subsidiaries) has: (i) used any material funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (iii) violated any provision of any Anti-Corruption Laws or any rules or regulations promulgated thereunder, anti-money laundering laws or any rules or regulations promulgated thereunder or any applicable Law of similar effect. Since 31 December 2016 to the date of this Agreement, neither the Company nor any of its subsidiaries has received any written communication that alleges any of the foregoing;

11.1.15

Litigation: as of the date hereof, there is no material Action or suit (or any basis therefor) pending against, or, to the knowledge of the Company, threatened against, the Company or any of its subsidiaries;

11.1.16	Intellectual Property:

(a)

Schedule V contains a true and complete list, as at the date of this Agreement, of all issued, registered and applied for: (i) Intellectual Property Rights owned by the Company and its subsidiaries (the “Owned Registered IP”); and (ii) Intellectual Property Rights licensed to the Company and its subsidiaries (the “Licensed Registered IP”), including a listing of which Licensed Registered IP is licensed on a non-exclusive basis and which is licensed on an exclusive basis;

(b)

except as otherwise set out in Schedule V, the Company is the sole and exclusive owner of all Owned Registered IP and all other material Company Intellectual Property Rights other than the Licensed Intellectual Property Rights (collectively, the “Owned Intellectual Property Rights”) and holds all right, title and interest in and to all Owned Intellectual Property Rights free and clear of all Liens (other than Permitted Liens);

(c)

(i) the Company possesses valid rights to use, free and clear of all Liens (other than Permitted Liens), the Company Intellectual Property Rights, other than the Owned Registered IP and (ii) the Company owns or has adequate rights to use all Intellectual Property Rights used or proposed to be used in connection with the operation of the Company’s business;

(d)

the Product Intellectual Property Rights constitute all of the Intellectual Property Rights necessary to, or used or held for use in, the use, sale, offer for sale, development, manufacture, distribution, importation, commercialisation or other exploitation of the Product Candidates;

(e)	except as set forth in Schedule V:

(i)

neither the Company nor any activities of the Company (including the operation of the Company’s business), including without limitation the use, sale, offer for sale, development, manufacture, distribution, importation, commercialisation or other exploitation of the Product Candidates has infringed, contributed to the infringement of, misappropriated or otherwise violated any Intellectual Property Right of any person;

(ii)

there is no Action pending against, or threatened in writing against, the Company (A) based upon, or challenging or seeking to deny or restrict, any right of the Company Intellectual Property Rights, (B) alleging that any of the Company Intellectual Property Rights is invalid or unenforceable, (C) alleging that any use of any of the Company Intellectual Property Rights or any use, sale, offer for sale, development, manufacture, distribution, importation, commercialisation or other exploitation of Product Candidates does or may misappropriate, infringe, or otherwise violate any Intellectual Property Right of any person, or (D) otherwise alleging that the Company has infringed misappropriated or otherwise violated any Intellectual Property Right of any person;

(iii)	none of the Owned IP or, to the knowledge of the Company, Licensed Intellectual Property Rights, have been adjudged invalid or unenforceable in whole or part;

(iv)	all of the Owned IP and, to the knowledge of the Company, Licensed Registered IP are valid, enforceable, in full force and effect and subsisting;

(v)

all registration, maintenance and renewal fees applicable to the Owned Registered IP and, to the knowledge of the Company, Licensed Registered IP that are currently due have been paid and all documents and certificates necessary for the maintenance of such items have been filed with the Governmental Authority or other authorities in the applicable jurisdictions for the purposes of maintaining such items;

(vi)	to the knowledge of the Company, no person has infringed, misappropriated or otherwise violated any Company Intellectual Property Right;

(vii)

the Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Trade Secrets of the Company, the value of which to the Company is contingent upon maintaining the confidentiality thereof and no such Trade Secrets have been disclosed other than to persons who are bound by written confidentiality agreements that protect the confidentiality of such Intellectual Property Rights;

(viii)

each current and former employee of the Company, as well as each third party involved in the development or creation of any Company Intellectual Property Rights has executed a written agreement with the Company expressly assigning to the Company all right, title and interest (including all

Intellectual Property Rights) in any inventions and Copyrights, whether or not patentable, which inventions and Copyrights were invented, created, developed, authored, conceived or reduced to practice in the scope of and during the term of such employee’s employment for the Company;

(ix)

the IT Assets operate and perform in a manner that permits the Company to conduct its business as currently conducted, and in the past three years, there has been no failure or other material substandard performance of any IT Asset that has caused a material disruption to the Company;

(x)

to the knowledge of the Company, no person has gained material unauthorised access to the IT Assets and there has been no material (i) unauthorized acquisition of, access to, loss of, misuse (by any means) of any personal information, confidential information or trade secret, or (ii) unauthorized or unlawful handling of any personal information, confidential information or trade secret, in each case, used or held for use by or on behalf of the Company; and

(xi)

the Company takes commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorised use, access, interruption, modification or corruption;

11.1.17	Taxes:

(a)

with respect to Taxes for which the period of assessment or collection has not lapsed, all material Tax Returns required by applicable Law to be filed with any Tax Authority by, or on behalf of, the Company and its subsidiaries have been filed when due (taking into account any authorised extensions) in accordance with all applicable Law and all such Tax Returns were, when filed, true, correct and complete in all material respects;

(b)

each of the Company and its subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Tax Authority all material Taxes shown on any Tax Returns as due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which each of the Company and its subsidiaries ordinarily records items on its books;

(c)

there is no audit or Action now pending or to the Company’s knowledge threatened in writing against or with respect to the Company or any of its subsidiaries in respect of any material Taxes, and no deficiency in respect of material Taxes has been asserted in writing as a result of any audit, examination or Action by any Tax Authority that has not been paid, accrued for or contested in good faith (with appropriate reserves established in accordance with generally accepted accounting principles in the UK) and in accordance with applicable Law;

(d)	each of the Company and its subsidiaries:

(i)

is not, and has not been, a party to any Tax Sharing Agreement pursuant to which it will have any obligation to make any payments for material Taxes after the Effective Date that will not be terminated prior to the Effective Date; and

(ii)

for taxable years for which the applicable statute of limitations for an assessment of Taxes has not expired, has not been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is or was the Company or any of its subsidiaries and which included only the Company and /or any of its subsidiaries);

(e)	the Company does not have any liability for the payment of any material Tax imposed on any person (other than the Company) as a transferee or successor and

(f)

this Clause 11.1.17, together with Clauses 11.1.8(c), 11.1.9 and 11.1.23, constitute the sole and exclusive representations and warranties of any member of the Company Group with respect to any Tax matters. For the avoidance of doubt, no representation is made concerning the existence or amount of any net operating loss, Tax basis or other Tax asset or liability.

11.1.18	Material Contracts:

(a)

Schedule V lists each “Material Contract” (collectively, the “Material Contracts”) to which the Company or its subsidiaries are bound as at the date of this Agreement. The Company has prior to the date of this Agreement made available to Bidder a true and complete copy of each Material Contract (including all amendments, modifications, extensions and renewals thereto and waivers thereunder) or has publicly made available such Material Contract in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. For purposes of this Agreement, each of the following constitutes a Material Contract:

(i)

each Contract that provides for annual payments or receipts in excess of USD 200,000 or provides for payments or receipts in the aggregate in excess of USD 400,000, other than payments for legal, tax, audit and similar services;

(ii)	each material Contract with a Governmental Authority;

(iii)

each Contract that is a settlement, conciliation or similar agreement pursuant to which (A) the Company or its subsidiaries will be required after the date of this Agreement to pay more than USD 200,000 or (B) that contains material restrictions on such party’s conduct;

(iv)	each Contract relating to Indebtedness of the Company or any of its subsidiaries having an outstanding principal amount under such Contract in excess of USD 200,000;

(v)

each Contract constituting a material joint venture, partnership or collaboration or similar Contract to which the Company or any of its subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the subsidiaries;

(vi)

each Contract that (A) restricts the ability of the Company or any of its subsidiaries to compete in any business with any person in any geographical area, (B) requires the Company or any of its subsidiaries to conduct any business on a “most favoured nation” basis with any third party or (C) provides for “exclusivity” or any similar requirement in favour of any third party, except in the case of each of clauses (A), (B) and (C) for such restrictions, requirements or provisions that are not material to the Company and its subsidiaries, taken as a whole;

(vii)

each Contract that by its terms requires the Company or any of its subsidiaries, or any successor to, or acquirer of, the Company or any of its subsidiaries, to make any payment as a result of a change of control of the Company or any of its subsidiaries, whether alone or in combination with any other event that would not itself result in such payment (a “Change of Control Payment”), or gives any Person a right to receive or elect to receive a Change of Control Payment;

(viii)

each Contract for the acquisition or divestiture of a business (including any Contract containing an option to so acquire or divest) that contains (A) aggregate consideration in excess of USD 400,000, (B) continuing covenants, indemnities or other payment obligations that would reasonably be expected to result in the receipt or making of future payments by the Company or any of its subsidiaries in excess of USD 200,000 or (C) any other material obligations;

(ix)

each Contract pursuant to which the Company or any of its subsidiaries has continuing obligations or interest involving (A) milestone or similar payments, including upon the achievement of regulatory or commercial milestones, in each case in excess of USD 400,000 of future payments in the aggregate or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company or any of its subsidiaries, in each case in excess of USD 400,000 of future payments in the aggregate;

(x)

each Contract under which the Company or any of its subsidiaries licenses, sublicenses or otherwise grants or receives Intellectual Property Rights from or to any third party (other than off-the-shelf, commercially available and/or “shrink-wrap” agreements entered into in the ordinary course of business), except for such licenses, sublicenses and other rights that are not material to the Company and its subsidiaries, taken as a whole;

(xi)

each Contract for the lease of real property with annual payments by the Company and its subsidiaries in excess of USD 200,000 or any future indemnification obligations in respect of any real property;

(xii)

any other Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xiii)

any Contract that is an employment or consulting agreement with any executive officer or other employee of the Company or any Company subsidiary or member of the Company Board earning an annual salary or fee from the Company or any Company subsidiary in excess of USD 250,000; and

(xiv)

any Contract with any Affiliate, director, executive officer, person holding 5% of more of the Company Shares, or to the knowledge of the Company, any Affiliate or immediate family member of any of the foregoing;

(b)

each Material Contract is, with respect to the Company and its subsidiaries, valid, binding and in full force and effect and, to the knowledge of the Company, enforceable against the other party or parties thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium and other laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity)); and

(c)

neither the Company nor any of its Affiliates (including, for the avoidance of doubt, the Company), nor, to the knowledge of the Company, any other party to a Material Contract, has materially breached or violated any material provision of, or taken or failed to take any action which, with or without notice, lapse of time, or both, would constitute a material breach under the provisions of such Material Contract, and, since 31 December 2016 to the date of this Agreement, neither the Company nor any of its Affiliates has received written notice that it has materially breached, materially violated or defaulted under any Material Contract;

11.1.19

Environmental Matters: (i) the Company and each of its subsidiaries is in material compliance with applicable Environmental Laws; and (ii) as of the date of this Agreement, there are no Actions pending or, to the knowledge of the Company, threatened in writing, against the Company or any of its subsidiaries alleging that the Company or any of its subsidiaries is violating any applicable Environmental Law in any material respects. The representations and warranties made by the Company in this Clause 11.1.19, together with the representations and warranties set forth in Clause 11.1.6 (Governmental Authorisation) are the sole and exclusive representations and warranties made regarding environmental, health or safety matters, Environmental Laws, Environmental Permits or Hazardous Materials;

11.1.20

Insurance: the Company has delivered or made available to Bidder an accurate and complete copy of all material insurance policies relating to the business, assets and operations of the Company and its subsidiaries. The Company maintains insurance coverage in such amounts and covering such risks as are in accordance in all material respects with normal industry practice for companies of similar size and stage of development. To the Company’s knowledge, all material insurance policies are in full force and effect, no written notice of cancellation or material modification has been received (other than a notice in connection with ordinary renewals), and there is no existing material default or event which, with the giving of notice or lapse of time or both, would constitute a material default, by any insured thereunder. As of the date of this Agreement, there is no material claim pending under any of the Company’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies;

11.1.21

Opinion of Financial Advisor: the Company Board has on or prior to the date of this Agreement received the written opinion of Centerview Partners LLC, financial adviser to the Company, dated on or about the date hereof, that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in preparing such opinion as set forth therein, the consideration to be paid to the holders of Company Shares (other than as set forth therein) is fair, from a financial point of view, to such holders. The Company shall deliver or make available to Bidder solely for informational purposes a copy of the signed opinion following the date of this Agreement;

11.1.22

Finders’ Fees: except for Centerview Partners LLC, there is no investment banker, broker, finder or other similar intermediary that has been retained by or is authorised to act on behalf of the Company who might be entitled to any fee or commission from the Company in connection with the Acquisition. The Company has made available to Bidder or its Representatives a true and complete copy of all agreements with Centerview Partners LLC pursuant to which it would be entitled to any payment relating to the Acquisition; and

11.1.23	Employees and Benefit Plans:

(a)

the Company has prior to the date of this Agreement made available to Bidder a true and complete copy of (i) each material Benefit Plan (including all amendments thereto) or, if not reduced to writing, a summary of all material terms thereof, (ii) for each Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code, a copy of the most recent determination or opinion letter from the U.S. Internal Revenue Service, and (iii) all material correspondence with any Governmental Authority within the past three (3) years;

(b)	each Benefit Plan has been operated, funded and administered in material compliance with its terms and applicable Law;

(c)	the Benefit Plans do not include any defined benefit pension schemes or any liability for such schemes;

(d)

none of the Company, any of its subsidiaries nor any employer, trade or business that could at any time be treated as a “single employer” with the Company or any of its subsidiaries under Section 414 of the Internal Revenue Code or Section 4001(b)(1) of ERISA has ever sponsored, maintained, contributed to or been required to contribute to, or has any Liability in respect of, (i) a plan that is or was subject to Title IV of ERISA, (ii) a plan that is or was subject to the minimum funding rules of Section 302 of ERISA or Section 412 of the Internal Revenue Code, or (iii) any defined benefit pension plan;

(e)	except as required under applicable Law, no Benefit Plan provides health or welfare benefits following retirement or other termination of employment or service;

(f)

except as provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in conjunction with any other event) could (i) result in any payment or benefit to any current or former employee, director or individual independent contractor of the Company or any of its subsidiaries, (ii) directly or indirectly cause or result in the acceleration or increase of any obligation or benefits under any Benefit Plan, including accelerated vesting or payment of any compensation or benefits under, or the required funding of, any Benefit Plan, (iii) limit or restrict the ability of the Company or its subsidiaries, as applicable, to modify, amend or terminate any Benefit Plan, or (iv) require any current or former employee or independent contractor of the Company to be notified of or consent to the transactions;

(g)

no current or former employee, director or independent contractor of the Company or any of its subsidiaries has received or could receive any payments or benefits under any Benefit Plan (other than any agreements or plans implemented by Bidder) that have resulted or could result, individually or in combination with any other payments or benefits, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code;

(h)

no current or former employee, director or independent contractor of the Company or any of its subsidiaries is entitled to a gross-up, reimbursement or other payment in respect of any Taxes under Section 4999 of the Internal Revenue Code (or any corresponding provisions of state, local or non-U.S. tax Law) or otherwise in respect of any payments or benefits that may be paid in connection with or following the consummation of the transactions contemplated by this Agreement;

(i)

none of the Company or any of its subsidiaries is a party to or bound by a collective bargaining agreement or other agreement with any labour organisation and neither the Company nor any of its subsidiaries recognises a labour union or organisation in relation to its employees;

(j)

there is no labour strike, dispute, slowdown, stoppage, picketing, lockout or other similar labour activity pending or threatened in writing against or affecting the Company or any its subsidiaries, nor has there been any such action or event during the three years prior to the date of this Agreement;

(k)	the Company and each of its subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with respect to all Laws relating to labour and employment;

(l)

there is no action or proceeding pending or, to the Company’s knowledge, threatened with respect to or involving any Benefit Plans, employees (in their capacities as such) or employment-related matters. To the Company’s knowledge, in the last five (5) years, no allegations or sexual harassment or misconduct have been made to the Company or any of its subsidiaries involving any of their respective current or former employees, directors or individual independent contractors.

(m)

except to the extent that the provision of such information is restricted under applicable data privacy Laws, the Company has prior to the date of this Agreement made available to Bidder correct and complete information as to the name, current job title, base salary and target annual bonus for all current employees of the Company and its subsidiaries; and

(n)	no employee with a title of “vice president” or above is employed under a non-immigrant work visa or other work authorization that is limited in duration;

11.1.24

Privacy and Data Security: The Company has materially complied with all applicable Privacy Laws relating to Processing of Personal Information (including the Personal Information of employees, clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists). The Company has materially complied with each of its written and published policies and procedures concerning the privacy and security of Personal Information (the “Privacy Policies”). No claims have been asserted or, to the knowledge of the Company, threatened against the Company by any Person or Governmental Authority alleging a material violation of Privacy Laws. To the knowledge of the Company, no material Security Breach of Personal Information Processed by the Company has occurred.

11.1.25

No Other Representations or Warranties: except in the case of fraud, the Company acknowledges and agrees that: (a) the only representations, warranties, covenants and agreements made by Bidder or any of its Affiliates or Representatives or any other person are the representations, warranties, covenants and agreements made in this Agreement; and (b) neither Bidder nor any other person has made any representation or warranty, whether express or implied, as to the accuracy or completeness of any information regarding Bidder furnished or made available to the Company and its Representatives except as expressly set forth in this Agreement.

11.2	The Acquirers jointly and severally represent and warrant to the Company that:

11.2.1

Corporate Existence and Power: each Acquirer is a company duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorisations, Permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorisations, Permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Bidder Material Adverse Effect. Such Acquirer is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary or applicable, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Bidder Material Adverse Effect;

11.2.2

Corporate Authorisation: each Acquirer has the requisite power and authority to enter into and perform its obligations under this Agreement in accordance with the terms hereof. The execution and delivery of this Agreement have been duly and validly authorised by the Acquirer Board;

11.2.3

Binding Obligations: assuming due authorisation, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligations of each Acquirer and is enforceable against each Acquirer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity;

11.2.4	Non-Contravention: the execution, delivery and performance by each Acquirer of this Agreement and the consummation of the Acquisition do not and will not:

(a)	contravene, conflict with, or result in any violation or breach of any provision of its or its subsidiaries’ constitutional documents;

(b)	require the approval of its shareholders (other than a shareholder approval referred to in this Agreement);

(c)	assuming compliance with the matters referred to in Clause 11.2.5, contravene, conflict with or result in a violation or breach of any provision of any applicable Law;

(d)

assuming compliance with the matters referred to in Clause 11.2.5, require any payment to or consent or other action by any person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a breach or default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which such Acquirer or any of its subsidiaries is entitled under any provision of any Contract or other instrument binding on such Acquirer or any of its subsidiaries or any Contract, license, franchise, Permit, certificate, approval or other similar authorisation affecting, or relating in any way to, the assets or business of such Acquirer and its subsidiaries; or

(e)

result in the creation or imposition of any Lien on any asset of any Acquirer, with only such exceptions, in the case of each of Sub-Clauses c through e, as would not reasonably be expected to have, individually or in the aggregate, a Bidder Material Adverse Effect;

11.2.5

Governmental Authorisation: the execution, delivery and performance by each Acquirer of this Agreement, the consummation by it of the Acquisition and the implementation of the Scheme requires no action by or in respect of, or filing with, any Governmental Authority other than: (i) compliance with the provisions of the Act; (ii) compliance with any applicable Competition Laws; (iii) compliance with any applicable requirements of applicable US securities laws; and (iv) any actions, authorisations, consents, approvals or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Bidder Material Adverse Effect;

11.2.6	Capitalisation: the entire issued and outstanding share capital of Bidco is owned, legally and beneficially, by Bidder, free and clear of all Liens and transfer restrictions;

11.2.7

Prior ownership of Company securities: except as contemplated by this Agreement, no Acquirer nor any of its controlled Affiliates directly or indirectly owns any Company Shares or any securities, contracts or obligations convertible into or exercisable or exchangeable for Company Shares;

11.2.8

Litigation: as of the date hereof, there is no material Action or suit (or any basis therefor) pending against, or, to the knowledge of each Acquirer, threatened against, such Acquirer or any of its subsidiaries, that would reasonably be expected to prevent such Acquirer from being able to comply with its obligations pursuant to this Agreement;

11.2.9

Finders’ Fees: except for Goldman Sachs & Co., there is no investment banker, broker, finder or other similar intermediary that has been retained by or is authorised to act on behalf of the Acquirer who might be entitled to any fee or commission from the Acquirer in connection with the Acquisition; and

11.2.10

No Other Representations or Warranties: except in the case of fraud, each Acquirer acknowledges and agrees that: (a) the only representations, warranties, covenants and agreements made by the Company or any of its Affiliates or Representatives or any other person are the representations, warranties, covenants and agreements made in this Agreement; and (b) neither the Company nor any other person has made any representation or warranty, whether express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to such Acquirer and its Representatives except as expressly set forth in the Transaction Documents.

11.3	Each of the representations and warranties in this Clause 11 shall be construed as separate and shall not be limited or restricted by the terms of any other such representation or warranty.

12.	Termination

12.1	This Agreement may be terminated as follows:

12.1.1	upon agreement in writing between Bidder and the Company at any time prior to the Effective Date;

12.1.2	by the Company, in accordance with Clause 10.3.2(b);

12.1.3	by either Bidder or the Company, by written notice to the other, if:

(a)

the Circular is not distributed to the Company Shareholders in accordance with Clause 5.1 (provided that the right to terminate this Agreement pursuant to this Clause 12.1.3(a) shall not be available to a party whose breach of any provision of this Agreement shall have been the primary cause of such failure to distribute the Circular in accordance therewith);

(b)

an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Acquisition and such injunction shall have become final and non-appealable (provided that the right to terminate this Agreement pursuant to this Clause 12.1.3(b) shall not be available to a party whose breach of any provision of this Agreement shall have been the primary cause of such injunction); or

(c)	any Condition for the benefit of the terminating party which has not been waived (or is incapable of waiver) is (or has become) incapable of satisfaction by the Long Stop Date;

12.1.4	by Bidder, by written notice to the Company, if:

(a)

the Announcement is not released by 12 p.m. London time on the next Business Day immediately following execution of this Agreement or such later time or date as Bidder and the Company may agree in writing;

(b)	the Company Board notifies Bidder or publicly states that it no longer recommends (or intends to recommend) that the Company Shareholders vote in favour of the Acquisition;

(c)	an intentional or material breach of Clause 10.2 occurs that results in an Acquisition Proposal;

(d)	following the Court Meeting or the General Meeting the Company Board notifies Bidder in writing or publicly states that the Company will not seek the sanctioning of the Scheme by the Court;

(e)

(i) the Company Board effects a Company Adverse Change Recommendation, (ii) the Company Board shall have failed to include the Company Board Recommendation in the Circular when mailed, or (iii) the Company Board shall have failed to reaffirm the Company Board Recommendation within 10 days after Bidder so requests in writing or, if earlier, three days prior to the General Meeting (it being understood the Company will have no obligation to make such reaffirmation on more than three occasions); or

(f)

the Company breaches any of its representations and warranties set out in Clause 11 or fails to perform any covenant or obligation in this Agreement on the part of the Company such that the condition set forth in clause (d) of the Announcement would not be satisfied and cannot be cured by the Company by the Long Stop Date, or if capable of being cured in such time period, shall not have been cured within 30 days of the date Bidder gives the Company written notice of such breach or failure to perform; provided, however, that Bidder shall not have the right to terminate this Agreement pursuant to this Clause 12.1.4(f) if either Bidder or Bidco is then in material breach of any representation, warranty, covenant or obligation hereunder;

each of (a) to (f) being a “Relevant Withdrawal Event”; provided that for the purposes of this Clause 12.1.4, none of the following shall itself constitute a Relevant Withdrawal Event: (i) any of the Company Director(s) not joining (or not continuing to participate) in any recommendation or intended recommendation so long as such recommendation or intended recommendation is concurrently maintained and reconfirmed by at least a majority of the entire the Company Board; and (ii) any holding statement(s) issued by the Company Board to the Company Shareholders following a change of circumstances so long as any such holding statement contains an express statement that such recommendation is not withdrawn and does not contain a statement that the Company Board intends to withdraw such recommendation;

12.1.5

by the Company, by written notice to Bidder, if Bidder or Bidco breaches any of its representations and warranties set out in Clause 11 or fails to perform any covenant or obligation in this Agreement on the part of Bidder or Bidco, in each case, if such breach or failure would reasonably be expected to prevent Bidder or Bidco from consummating the transactions contemplated by this Agreement and such breach or failure cannot be cured by Bidder or Bidco, as applicable, by the Long Stop Date, or if capable of being cured in such time period, shall not have been cured within 30 days of the date Bidder gives the Company written notice of such breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Clause 12.1.5 if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder; or

12.1.6	by either Bidder or the Company, by written notice to the other, if the Effective Date has not occurred by the Long Stop Date,

provided that, notwithstanding any other provision of this Agreement, the right to terminate this Agreement pursuant to this Clause 12.1.6 shall not be available to any party whose material breach of this Agreement has caused the failure of the Effective Date to have occurred by the Long Stop Date.

12.2

Subject to the provisions of this Agreement which are expressly provided to survive termination in Clause 12.5, and without prejudice to any liability of any party in respect of any antecedent breach hereof or to any accrued rights of any party hereto, if this Agreement is terminated pursuant to this Clause 12, this Agreement shall terminate and there shall be no other liability between the Company, on the one hand, or Bidder or Bidco, on the other hand.

12.3

Bidder agrees that Rule 35 of the Code shall apply notwithstanding the termination of this Agreement or the withdrawal or lapse of the Acquisition provided that Bidder will not be bound by (i) Rule 35 in the event any of the circumstances referred to in Note 1(a)(i)-(iv) occurs (provided, however that any determination of whether there has been a material change of circumstances will in the absence of agreement between the Parties, be made by the Code Expert) or (ii) Rule 35.4 of the Code following termination of this Agreement where the Company Directors have either: (i) not obtained that competing offeror’s undertaking to be bound by Rule 35.4 of the Code in connection with its Acquisition Proposal (“Competing Bidder Undertaking”); or (ii) waived or released or is not taking reasonable steps to enforce, any actual or threatened breach of, the Competing Bidder Undertaking, in accordance with its terms.

12.4

The Company undertakes that, prior to any adjournment of the Court Meeting or the General Meeting or any delay of the Court Hearing beyond the expected date for such meeting or hearing (as the case may be) as set out in the Circular, it will seek an undertaking from any competing offeror in respect of a then existing Acquisition Proposal to:

12.4.1	clarify its intentions with respect to its Acquisition Proposal by no later than seven days prior to any proposed date for such adjourned Court Meeting or General Meeting or delayed Court Hearing;

12.4.2

in the event that a competitive situation between such competing offeror and Bidder continues to exist in the later stage of the offer period and such competing offeror has submitted an Acquisition Proposal that the Company Board acting reasonably believes may lead to a Superior Proposal, submit to an auction procedure, the rules of which shall be determined by the Code Expert; and

12.4.3	be bound by Rule 35 of the Code, as if it applied to the Company.

12.5

The Confidentiality Agreement and Clauses 1, 12, 13, 14, 15, 16, 17, 18, 19, 20 and 21 shall survive termination of this Agreement and the termination of this Agreement and no party shall have any liability other than for fraud or wilful and material breach of this Agreement prior to termination.

12.6

No party shall have any right to terminate this Agreement, whether under this Agreement or otherwise, except as expressly set out in Clause 12.1 (and if, by operation of law, any party has such a right, it undertakes not to exercise such right).

13.	Compensatory Payment

13.1	In the event that this Agreement is terminated:

13.1.1	by the Company pursuant to Clause 12.1.2;

13.1.2	by Bidder pursuant to Clauses 12.1.4(a), (b) or (e); or

13.1.3

by Bidder or the Company pursuant to Clause 12.1.6 or by Bidder pursuant to Clauses 12.1.3(c), 12.1.4(d) or 12.1.4(f) and (i) any person shall have publicly disclosed a bona fide Acquisition Proposal after the date hereof and prior to such termination, which Acquisition Proposal has not been publicly withdrawn prior to such termination and (ii) within twelve months of such termination, an Acquisition Proposal (which, for the avoidance of doubt, may be a different Acquisition Proposal than the one outstanding as of the termination date) is announced and becomes or is declared wholly unconditional or otherwise becomes effective or is completed anytime thereafter;

13.2

then, in any such event under Clause 13.1, the Company (or the successor to, or acquirer of, the Company) will pay to Bidder, an amount equal to USD 8,773,855 (inclusive of any applicable VAT) (the “Compensatory Payment”) (x) in the case of Clause 13.1.1, substantially concurrently with such termination, (y) in the case of Clause 13.1.2, within two Business Days following such termination and (z) in the case of Clause 13.1.3, within two Business Days after the Acquisition Proposal becomes or is declared wholly unconditional or otherwise becomes effective or is completed. The parties acknowledge and agree that: (i) at the date of this Agreement it is not possible to ascertain the amount of the overall loss that the Bidder may incur in the circumstances in which the Compensatory Payment is payable; and (ii) the Compensatory Payment represents a genuine estimate by the parties of the amount of the overall loss that the Bidder would incur in such circumstances and is proportionate to the legitimate interests of Acquirers in the enforcement of the obligations pursuant to Clause 13. All sums payable under this Clause 13 shall be paid in the form of an electronic funds transfer for same day value to such bank as may be notified to the Company by Bidder and shall be paid in full free from any deduction or withholding whatsoever and without regard to any Lien, right of set-off, counter-claim or otherwise. The parties acknowledge and agree that in no event shall the Company be required to pay the Compensatory Payment on more than one occasion to the Bidder, whether or not the Compensatory Payment may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

13.3	The parties agree that the provisions of Clause 13.1 shall apply mutatis mutandis following an Agreed Switch.

13.4	The parties intend and shall use reasonable endeavours to secure that the fee payable pursuant to Clause 13.1 is not treated for VAT purposes as consideration for a taxable supply.

14.	Fees, Costs, Payments and Transfer Taxes

14.1

Without prejudice to its other rights pursuant to this Agreement (or in relation to a breach by any party of the terms of this Agreement), each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and any other agreement incidental to the implementation of the Acquisition or referred to in this Agreement.

14.2

Notwithstanding any other provision of this Agreement, all Tax Returns with respect to any excise, sales, use, transfer (including real property transfer), Stamp Duty, documentary, filing, recordation and other similar taxes arising directly or indirectly from the entry into this Agreement or the Acquisition (“Transfer Taxes”) shall be timely filed by the party responsible for such filing under applicable Law (provided that the parties hereto shall cooperate in the preparation and filing of any Tax Returns with respect to the Transfer Taxes, including by promptly supplying any information in their possession that is reasonably necessary for the preparation and timely filing of such Tax Returns or the payment of any amounts pursuant to this Clause 14.2). All Stamp Duty (and all reasonable out-of-pocket costs for the preparation of such Tax Returns) shall be borne by the Acquirers.

14.3

The Acquirers shall be entitled to deduct and withhold (or to direct the Company to deduct and withhold) from the Consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any applicable Laws related to Tax. To the extent that amounts are so deducted and withheld and timely remitted to the appropriate Tax Authority by the Acquirers (or the Company), such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the Acquirers (or the Company) made such deduction and withholding. Any amount so withheld will timely be remitted to the appropriate Governmental Authority.

15.	Remedies and Waivers

15.1

No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall affect that right, power or remedy or operate as a waiver of it.

15.2	No waiver of any right, power or remedy provided by law or under this Agreement shall have effect unless given by notice in writing and executed by or on behalf of each of the parties.

15.3

The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

15.4	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

15.5

Without prejudice to any other rights and remedies which a party may have, each party (each being, as applicable, for the purposes of this Clause 15 the “undertaking party”) acknowledges and agrees that the other party would be materially harmed by a breach of any of the provisions of this Agreement and that damages alone would not be an adequate remedy for any such breach. Accordingly, the undertaking party acknowledges that the other party shall be entitled to seek the remedies of injunction, specific performance and other equitable relief (and the undertaking party agrees that it shall not contest the appropriateness or availability thereof), for any threatened or actual breach of any provision of this Agreement and no proof of special damages shall be necessary for the enforcement by a party of its rights under this Agreement.

15.6

The parties agree that the Code Committee and the Code Expert shall have the power to award any remedy or make any direction that the Panel would have been competent to award or make, and that they shall comply with the terms of such remedy or direction.

15.7

This Agreement may be executed in any number of counterparts, and by or on behalf of the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

16.	Invalidity

16.1

If any provision of this Agreement is held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

16.2

If this Agreement would require a party to do or omit to do anything that would be contrary to the Act or applicable Law, then the parties shall endeavour to comply with this Agreement in a manner that is not contrary to the Act or applicable Law as the case may be, but if that is impossible then the relevant provision of this Agreement shall, to that extent, be of no force or effect.

17.	Notices

17.1

Notices under this Agreement shall be given in writing by personal delivery, international courier, facsimile or email transmission (with a copy despatched by personal delivery or international courier) and shall be effective when received. Notices shall be given as follows:

17.1.1	if to the Company:

For the attention of:	Bryan Yoon, Esq.

Address:	9-10 Midford Place, London, England, W1T 5BJ, United Kingdom with a copy to: 203 Crescent Street, Suite 303, Waltham, Massachusetts (MA) 02453, United States of America

Email:	b.yoon@nightstartx.com

Copied to (but shall not constitute notice to the Company):	Skadden, Arps, Slate, Meagher & Flom (UK) LLP Attention: Scott C. Hopkins

Address:	40 Bank Street, London E14 5DS, United Kingdom

Facsimile:	+44 20 7519 7070

Email:	scott.hopkins@skadden.com

Skadden, Arps, Slate, Meagher & Flom LLP Attention: Graham Robinson Sonia K. Nijjar

Address:	500 Boylston Street, Boston, Massachusetts 02116

Facsimile:	+1 617-573-4822

Email:	graham.robinson@skadden.com sonia.nijjar@skadden.com

17.1.2 if to Bidder:

For the attention of:	Chief Legal Officer

Address:	c/o Biogen Inc., 225 Binney Street Cambridge, MA 02142

Facsimile:	(866) 548-2758

Email:	legaldepartment@biogen.com

Copied to (but shall not constitute notice to Bidder):	Kiran Sharma

Address:	Ropes & Gray International LLP 60 Ludgate Hill London EC4M 7AW United Kingdom

Facsimile:	+44 20 3201 1501

Email:	kiran.sharma@ropesgray.com

Zachary Blume Paul Kinsella

Address:	Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199-3600 United States

Facsimile:	+1 617-951-7050

Email:	zachary.blume@ropesgray.com paul.kinsella@ropesgray.com

or to such other address, facsimile number or email (as applicable) as may from time to time be notified in writing by the recipient to each other party as being the recipient’s address, facsimile number or email (as applicable) for notice.

17.2	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given:

17.2.1	if personally delivered, at the time of delivery;

17.2.2	if sent by international courier, at the time that delivery at the address referred to in Clause 17.1 is acknowledged to the relevant international courier; or

17.2.3

if sent by facsimile or email transmission, upon receipt by the sender of a transmission report or confirmation (or other appropriate evidence) that the facsimile or email has been transmitted to and received in full by the addressee, provided that where delivery or transmission occurs after 5:00 p.m. on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9:00 a.m. on the next following Business Day.

18.	Entire Agreement; Severance

18.1

The Transaction Documents constitute the whole and only agreement among the parties relating to the subject matter hereof and thereof and supersede any previous agreement whether written or oral among the parties in relation to the subject matter hereof and thereof.

18.2	Each party acknowledges that in entering into this Agreement it is not relying upon any pre-contractual statement that is not set out in this Agreement.

18.3

No party shall have any right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Agreement. Nothing in this Clause 18.3 shall limit the liability of any party in respect of any fraud, fraudulent misrepresentation or misstatement. For the purposes of this Clause 18.3, pre-contractual statement means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement.

18.4

If any provision of this Agreement is declared by any legal or other competent authority to be void or otherwise unenforceable, that provision shall be severed from the Agreement and the remaining provisions of this Agreement shall remain in full force and effect.

19.	General; No Third Party Rights

19.1	Nothing in this Agreement and no action taken by the parties under this Agreement shall constitute a partnership, association, joint venture or other co-operative entity among any of the parties.

19.2

No amendment, variation, change or addition to this Agreement shall be effective or binding on any party unless made in writing and executed by or on behalf of each of the parties. No waiver of any provision of this Agreement shall be effective unless such waiver is in writing and executed by or on behalf of the party waiving such provision.

19.3

This Agreement is personal to the parties and no party shall assign, transfer or create a trust over all or any part of the benefit of, or its rights or benefits under, this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, each of the Acquirers may, upon written notice to the Company, assign to an Affiliate controlled by the Acquirers its rights, interests and obligations under this Agreement of such party, provided that no such assignment shall (i) relieve either of the Acquirers of their respective obligations hereunder or (ii) adversely impact in any respect the Company or its rights hereunder or materially impede or delay in any way the Acquisition.

19.4

Except for the Code Expert, the parties do not intend that any term of this Agreement should be enforceable by any person who is not a party to this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise.

20.	Governing Law

20.1

This Agreement (together with all documents to be entered into pursuant to it which are not expressed to be governed by another law) and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

20.2

Without prejudice to the Code Expert procedure prescribed in this Agreement, each of the parties agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any claim, legal action, proceedings, dispute or matter of difference which may arise out of or in connection with this Agreement (including claims for set-off or counterclaim) or the legal relationships established by this Agreement, whether contractual or non-contractual (“Proceedings”).

20.3

Each of the parties irrevocably submits to the exclusive jurisdiction of the courts of England and Wales and waives any objection to any Proceedings in such courts or on the grounds of venue or on the grounds that such Proceedings have been brought in an inappropriate forum.

20.4	Each of the parties agrees that a judgment against it in the courts of England and Wales may be enforced against it in any other jurisdiction in accordance with the laws of that jurisdiction.

21.	Agents for Service of Process

21.1

Bidder shall at all times maintain an agent for service of process in England. Bidder irrevocably appoints Bidco (such entity or any replacement agent appointed pursuant to Clause 21.3, “Agent”) as its agent for such purpose.

21.2

Without prejudice to any other permitted mode of service, each party agrees that service of any claim form, notice or other document for the purpose of any Proceedings begun in England shall be duly served upon it if served on the Agent in any manner permitted by the UK Civil Procedure Rules, whether or not it is forwarded to the party.

21.3

If for any reason the Agent appointed by any party at any time ceases to act as such, the party shall promptly appoint another such agent and promptly notify the other parties of the appointment and the new agent’s name and address in accordance with Clause 17. If the party concerned does not make such an appointment within seven Business Days of such cessation, then any other party may make such appointment on behalf of, and at the expense of, such defaulting party and if it does so shall promptly notify the other parties of the new agent’s name and address in accordance with Clause 17.

22.	Obligation of Bidder

Bidder shall ensure that Bidco duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to Bidco under this Agreement, and Bidder shall be jointly and severally liable with Bidco for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

23.	No Survival of Representations and Warranties

None of the representations and warranties contained in this Agreement, the Disclosure Schedules or in any certificate or schedule or other document delivered by any person pursuant to this Agreement shall survive the Acquisition.

AS WITNESS WHEREOF this Agreement has been executed and delivered as a deed on the date which first appears above.

Executed and delivered as a DEED by NIGHTSTAR THERAPEUTICS PLC in the presence of:	) ) )

Witness Signature:	) )	/s/ Bryan Yoon

Witness Name:		Bryan Yoon

Witness Address:

Witness Occupation:		Attorney

[Signature Page to Implementation Agreement]

Executed and delivered as a DEED by BIOGEN SWITZERLAND HOLDINGS GMBH in the presence of:	) ) )

Witness Signature:	)	/s/ Kate Livingston
)

Witness Name:		Kate Livingston

Witness Address:

Witness Occupation:		AD-INDIRECT TAX

Executed and delivered as a DEED by TUNGSTEN BIDCO LIMITED in the presence of:	) ) )

Witness Signature:	) )	/s/ Pamela Barry

Witness Name:		Pamela Barry

Witness Address:

Witness Occupation:		Assistant Treasurer

[Signature Page to Implementation Agreement]